================================================================================

    As filed with the Securities and Exchange Commission on January 14, 2004

                                                     Registration No. 333-_____

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   ----------

                                   CHARTERMAC
             (Exact Name of Registrant as Specified in Its Charter)



                 Delaware                              13-3949418
       (State or Other Jurisdiction                (I.R.S. Employer
           of Incorporation or                  Identification Number)
              Organization)

                               625 Madison Avenue
                            New York, New York 10022
                                 (212) 317-5700
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

            Stuart J. Boesky                         With copies to:
        Chief Executive Officer                   Mark Schonberger, Esq.
           625 Madison Avenue             Paul, Hastings, Janofsky & Walker LLP
        New York, New York 10022                   75 East 55th Street
             (212) 317-5700                      New York, New York 10022
(Name, Address, Including Zip Code, and               (212) 318-6000
 Telephone Number, Including Area Code,
        of Agent For Service)

        Approximate date of commencement of proposed sale to the public:
   From time to time after the effective date of this Registration Statement.

                               -----------------

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. /_/
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest
reinvestment plans, check the following box.   /X/
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering.   /_/
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same
offering.   /_/
     If delivery of the prospectus is expected to be made pursuant to Rule 434,
please check the following box.   /_/

                                ----------------

                         CALCULATION OF REGISTRATION FEE

======================================================================================================
                                                                          Proposed
                                                          Proposed        Maximum
        Title of each class of                             Maximum       Aggregate       Amount of
              securities                Amount to Be   Offering Price     Offering     Registration
           to be registered              Registered     Per Unit (1)     Price (1)        Fee (1)
======================================================================================================
Common shares of beneficial interest     16,071,785       $21.54      $34,618,624.00      $2,800.65
======================================================================================================

 1. Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, and based upon the average high and low closing sales price on the American Stock Exchange on January 13, 2004.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant will file a further amendment which specifically states that this Registration Statement will thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement will become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


===============================================================================

                              Subject to Completion
                  Preliminary Prospectus dated January 14, 2004

The information in this prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.


                                   CHARTERMAC

                                -----------------

                 16,071,785 Common Shares of Beneficial Interest


        We are CharterMac, a statutory trust formed under the laws of the State of Delaware. This prospectus relates to the offer and sale from time to time by the persons listed under the "Selling Securityholders" section of this prospectus of up to 16,071,785 of our common shares of beneficial interest.

        Our common shares trade on the American Stock Exchange under the symbol "CHC." The Selling Securityholders, from time to time, may offer the common shares covered by this prospectus on the American Stock Exchange or otherwise at prices to which they agree, as more fully described under the "Plan of Distribution" section of this prospectus. The common shares offered by this prospectus may be offered from time to time directly by the Selling Securityholders or by pledgees, donees, transferees or other successors in interest thereto.

        We will not receive any proceeds from the sale of the common shares by the Selling Securityholders. We have agreed, in connection with our acquisition of Related Capital (which is described below) to bear the expenses of registering the common shares covered by this prospectus under federal and state securities laws.

        The Selling Securityholders and any agents or broker-dealers that participate with the Selling Securityholders in the distribution of the common shares covered by this prospectus may be deemed "underwriters" within the meaning of the Securities Act of 1933, as amended, and any commissions received by them on the resale of the common shares may be deemed to be underwriting commissions or discounts under the Securities Act. See "Plan of Distribution."

                                -----------------

        Investing in our common shares involves various risks. In considering whether to purchase our common shares, you should carefully consider the matters discussed under "Risk Factors" beginning on page 3 of this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                                -----------------


                     The date of this prospectus is   , 2004.

                                TABLE OF CONTENTS

                                                                            Page

FORWARD LOOKING INFORMATION...................................................ii
PROSPECTUS SUMMARY.............................................................1
RISK FACTORS...................................................................4
OUR COMPANY...................................................................24
DESCRIPTION OF OUR SHARES.....................................................27
FEDERAL INCOME TAX CONSIDERATIONS.............................................39
USE OF PROCEEDS...............................................................45
SELLING SECURITYHOLDER........................................................45
PLAN OF DISTRIBUTION..........................................................45
LEGAL MATTERS.................................................................48
EXPERTS.......................................................................49
WHERE YOU CAN FIND MORE INFORMATION...........................................50
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...............................51



No dealer, salesperson or other individual has been authorized to give any information or make any representations not contained in this prospectus in connection with the offering covered by this prospectus. If given or made, such information or representation must not be relied upon as having been authorized by our Company or the Selling Securityholders. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the common shares in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has not been any change in the facts set forth in this prospectus or in the affairs of our Company since the date hereof.

                           FORWARD-LOOKING INFORMATION


        Certain information both included and incorporated by reference in this prospectus may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities and Exchange Act of 1934 and as such may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of our Company to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations are generally identifiable by use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend" or "project" or the negative thereof or other variations thereon or comparable terminology. Factors which could have a material adverse effect on the operations and future prospects of our Company include, but are not limited to, changes in: economic conditions generally and the real estate market specifically, legislative/regulatory changes (including changes to laws governing the taxation of CharterMac and its subsidiaries as well as our investments) availability of capital, interest rates, environmental and safety requirements with respect to the properties securing our Company's investments adequacy of insurance coverage on any collateral directly or indirectly securing our Company's investments, general and local economic and business conditions, changes in applicable laws and regulations, and no guarantee that cash flow will be sufficient to make distributions in light of preferred distributions required to be made by our Company's subsidiaries. These risks and uncertainties should be considered in evaluating any forward-looking statements contained or incorporated by reference herein.

                               PROSPECTUS SUMMARY


        This summary highlights information included elsewhere in or incorporated by reference in this prospectus. It may not contain all of the information that is important to you. You should read the following summary together with the more detailed information included or incorporated by reference in this prospectus, including risk factors regarding our business and the common shares being offered hereby.

In this prospectus, we refer to:


        o CharterMac together with its subsidiaries (unless the context otherwise requires) as "we," "us," "our," or "our Company";

        o   Charter Mac Corporation, our wholly-owned subsidiary, as "CM Corp.";

        o PW Funding, Inc., our subsidiary of which CM Corp. owns an 85% interest in, as "PW Funding"; and

        o Related Capital Company LLC, our newly-acquired subsidiary and internal manager, as "Related Capital".

Our Company

    Overview


        We are CharterMac, a statutory trust formed under the laws of the State of Delaware. We and our subsidiaries are in the business of (i) acquiring and holding (directly and indirectly through our subsidiaries) federally tax-exempt multifamily housing revenue bonds issued by various state or local governments, agencies or authorities and other investments designed to produce federally tax-exempt income; (ii) originating and servicing mortgages that are principally owned by third parties; (iii) guaranteeing tax credit equity returns and mortgage loans; and (iv) sponsoring and thereafter managing investment programs. We receive a significant portion of our revenues from revenue bonds in our portfolio that are secured by properties held by investment programs we sponsor. We also receive a portion of our revenues from guarantees we make to certain of those investment programs.

        We derive a significant portion of our income from our investments in revenue bonds and related investments, which pay interest that is excludable from gross income for federal income tax purposes. The remaining portion of our income is generated by fee earning activities that is included in gross income for federal income tax purposes. We acquire and hold most of our revenue bonds and conduct almost all of our taxable business through our subsidiaries.

        Our common shares are listed for trading on the American Stock Exchange under the symbol "CHC."

    Tax Status

        We, and a majority of our subsidiaries, are either classified as partnerships or disregarded for federal income tax purposes and thus are not subject to federal income taxation. As such, we pass through to our shareholders, in the form of distributions, income (including federally tax-exempt income)
derived from our investments without paying federal income tax on that income. Although the exact percentage will vary from time to time, we estimate that for the year ending December 31, 2003, no less than 95% of our distributions to our shareholders will be excludable from their gross income for federal income tax purposes. For the calendar year ended December 31, 2002, approximately 96% of our distributions consisted of federally tax-exempt income. See "Risk Factors--Risks relating to our Company and the operation of our business--Our classification as a publicly-traded partnership is not free from doubt and could be challenged" and "Federal Income Tax Considerations," below.

    Our Management


        We operate our day-to-day activities and select our investments utilizing the services and advice provided by our newly-acquired subsidiary, Related Capital, subject to the supervision and review of our board of trustees. See "- Our Acquisition of Related Capital," below. Related Capital's management team has an average of 19 years of experience in the real estate industry.

    Our Acquisition of Related Capital


        On November 17, 2003, we acquired 100% of the ownership interests in and substantially all of the businesses operated by Related Capital (other than specific excluded interests). The acquisition was structured so that the selling principals of Related Capital contributed their ownership interests in Related Capital to CharterMac Capital Company, LLC, a newly-formed subsidiary of CM Corp., which we refer to as "CCC", in exchange for approximately 15,854,505 special common units in CCC. One of the selling principals also received $50 million in cash. In addition, 310,400 special common units were issued to certain employees of Related Capital. The special common units are exchangeable for cash or, at our option, common shares on a one-to-one basis. All of the selling principals were also issued one special preferred voting share of our Company for each special common unit they received. The special preferred voting shares have no economic interest, but entitle the holder to one vote per special preferred voting share on all matters subject to a vote of the holders of our common shares.

        The "selling principals" of Related Capital included its four executive managing partners (Stuart J. Boesky, Alan P. Hirmes, Marc D. Schnitzer and Denise L. Kiley), all of whom are members of our board of trustees, a former principal of Related Capital and an affiliate of The Related Companies, L.P., a New York limited partnership with a majority of its equity controlled by Stephen
M. Ross, who is also the non-executive Chairman of our board of trustees.

        As a result of the acquisition, the beneficial ownership in our Company of (i) TRCLP equals approximately 15.2% and (ii) the other selling principals (other than the former principal of Related Capital) equals approximately 7.4%.

Securities That May Be Offered


        This prospectus relates to the offer and sale from time to time by the persons listed under the "Selling Securityholders" section of this prospectus of up to 16,071,785 common shares which may be issued upon the exchange of 16,071,785 special common units of CCC. The special common units were issued to the selling principals of Related Capital in connection with our acquisition of Related Capital and certain of Related Capital's employees.


        We will not receive any cash proceeds from the sale of our common shares by the Selling Securityholders.

Risk Factors


        Investing in our common shares involves various risks. In considering whether to purchase our common shares, you should carefully consider the matters discussed under "Risk Factors" beginning on page 3 of this prospectus.

                                  RISK FACTORS

An investment in the common shares offered hereby involves a high degree of risk. You should carefully consider the following risk factors, together with all of the other information included or incorporated by reference in this prospectus before you decide to purchase our common shares. If any of the following risks actually occur, our business, prospects, results of operations and financial condition would likely suffer. In these circumstances, the market price of our common shares and the value of our common shares could decline, and you may lose all or part of the money you paid to buy our common shares. This section includes or refers to certain forward-looking information. You should refer to the explanation of the qualifications and limitations on such forward-looking information discussed on page ii of this prospectus.

    Risks related to investing in revenue bonds

A large portion of our income is subject to the risks of investing in affordable multifamily rental residential properties.

We derive a large portion of our income by investing in revenue bonds secured by affordable multifamily rental residential properties. Investing in such revenue bonds subjects us to various types and degrees of risk that could adversely affect the value of our assets and our ability to generate revenue, net income and cash available for distributions to shareholders, including the following:

o the property securing a revenue bond does not generate sufficient income to meet its operating expenses and payments on its related revenue bond;

o local, regional or national economic conditions may limit the amount of rent that can be charged for rental units at the properties, and may result in a reduction in rent payments or the timeliness of rent payments or a reduction in occupancy levels;

o occupancy and rent levels may be affected by construction of additional housing units and national, regional and local politics, including current or future rent stabilization and rent control laws and agreements;

o federal low income housing tax credits ("LIHTCs") and city, state and federal housing subsidy or similar programs which apply to many of the properties impose rent limitations that could adversely affect the ability to increase rents to generate the funds necessary to maintain the properties in proper condition, which is particularly important during periods of rapid inflation or declining market value of such properties; and

o if a revenue bond defaults, the value of the property securing such revenue bond (plus, for properties that have availed themselves of the federal LIHTC, the value of such credit) may be less than the unamortized principal amount of such revenue bond.


We may suffer adverse consequences from changes in interest rates.

An increase in market interest rates may reduce the carrying value of our investments, including our residual interests in tax-exempt securitization transactions, decrease the amount we could realize on the sale of those investments and adversely affect the amount of funds available for distribution to the common shareholders. Since a significant portion of our investments represent residual interests in revenue bonds or other securities whose cash flow is first used to pay senior securities with short-term floating interest rates, any increase in short-term interest rates will increase the amount of interest we are required to pay on the senior securities and reduce the cash flow from our residual interests. Any significant increase in short-term interest rates could adversely affect the market value of our shares by reducing the amount of cash available for distribution to our shareholders.

A decrease in market interest rates may lead to the refinancing of some of the revenue bonds we own, through redemption thereof by the issuing entities or the borrowers. We may not be able to reinvest the proceeds of any such redemption in a comparable revenue bond at an attractive rate of return. In addition, we may not be able to purchase new revenue bonds at the same interest rates as we have in the past. This may affect our ability to generate sufficient income to make distributions and other payments in respect of our shares.

We have no recourse against state or local governments or property owners upon default of our revenue bonds or upon the bankruptcy of an owner of properties securing our revenue bonds.

Although state or local governments or their agencies or authorities issue the revenue bonds we purchase, the revenue bonds are not general obligations of any state or local government. No governmental agency is liable to repay the revenue bonds, nor is the taxing power of any government pledged for the payment of principal or interest on the revenue bonds. An assignment by the issuing government agency or authority of the mortgage loan to the owner of the related properties in favor of a bond trustee on behalf of us or one of our subsidiaries, or in some cases, an assignment directly to the bondholder, secures the applicable revenue bond we own. The loan is secured by a mortgage on the related property or properties and an assignment of rents.

The underlying mortgage loans are nonrecourse to the property owner, other than customary recourse carve-outs for bad acts such as fraud; that is, the owners of the properties securing the revenue bonds that we own are liable for the payment of principal and interest under the loans only to the extent of cash flow from, and sale or refinancing proceeds of, such properties. Accordingly, the revenue derived from the operation of the properties securing the revenue bonds that we own and amounts derived from the sale, refinancing or other disposition of the properties are the sole sources of funds for payment of principal and interest on the revenue bonds.

Our revenue may also be adversely affected by the bankruptcy of an owner of properties securing the revenue bonds that we directly or indirectly own. An owner of properties under bankruptcy protection may be able to forcibly restructure its debt service payments and stop making, temporarily or otherwise, debt service payments to us. Our rights in this event would be defined by applicable law.

Some of the properties underlying our revenue bonds are owned by charities.

As of September 30, 2003, nine of our revenue bonds with an aggregate carrying value of approximately $84.9 million were issued on behalf of non-profit organizations described in Section 501(c)(3) of the Code and finance low income multifamily properties or facilities for the elderly. Because an allocation of a state's volume cap is not needed for these revenue bonds, they may be more readily available than revenue bonds which require an allocation of volume cap. However, because charities are not profit-motivated, they may not operate properties as efficiently as for-profit owners. Many charities are thinly capitalized and are unable to invest significant amounts of equity into affordable multifamily properties acquired by them. This may increase the likelihood of default because the charity (i) may not have the capital required to operate and maintain the property if the cash flow expected to be generated by rental income is less than expected or (ii) may be more willing to abandon a property experiencing financial difficulty because its investment is minimal. In addition, investing in revenue bonds owned by charities is subject to other risks, including:

o       changes in governmental sponsorship of subsidized programs;

o subsidization of indigent persons who use their facilities, which may reduce the cash flow available to pay debt service on revenue bonds secured by such facilities;

o the possibility that a charity's status as an exempt organization could be revoked or the possibility that the property is sold to a person which is not an exempt organization that is described in Section 501(c)(3) of the Code, for example, as a result of a foreclosure sale, thereby resulting in the interest on the revenue bonds issued for the benefit of such charity becoming includable in gross income for purposes of federal income taxation from the date of issue of the respective revenue bond; and

o the inability of the owner of the revenue bond to recover sufficient value in the event of a default and subsequent foreclosure, because of the loss of the benefit of the tax-exempt financing and, in some cases, real estate tax abatements, unless the project is promptly resold to another qualifying non-profit organization.


There may be negative effects of requirements with respect to rent restrictions and permissible income of occupants of properties securing our revenue bonds.

All of the properties securing our revenue bonds are subject to certain federal, state and/or local requirements with respect to the permissible income of their tenants. The LIHTC program and, often, state or local law establish a rent ceiling for some or all tenants. In addition, pursuant to the Code, all of the properties securing our revenue bonds are required to have at least 20% (and in the case of low income properties owned by most charities, up to 75%) of the units reserved for occupancy by low or moderate income persons or families. The Code provides that, as a general rule, for revenue bonds issued on or after January 1, 1986, the income limitations for low or moderate income tenants will be adjusted for family size. Since federal subsidies are not generally available in connection with the mortgage loans, rents must be charged on such portions of the units at a level to permit such units to be continuously occupied by low or moderate income persons or families. As a result, such rents may not be sufficient to cover all operating costs with respect to such units and debt service on the related revenue bond. In such event, the rents on the remaining units may have to be higher than they would otherwise be and may, therefore, exceed competitive rents, which may adversely affect the occupancy rate of a property securing an investment and the developer's ability to service its debt.

We are subject to construction completion and rehabilitation risks.

As of September 30, 2003, revenue bonds with an aggregate carrying value of approximately $484.4 million were secured by affordable multifamily housing properties which are still in various stages of construction and revenue bonds with an aggregate carrying value of approximately $148.1 million were secured by affordable multifamily housing properties which are undergoing substantial rehabilitation. Construction and/or rehabilitation of such properties generally takes approximately 12 to 24 months. The principal risk associated with this type of lending is the risk of noncompletion of construction or rehabilitation which may arise as a result of: (i) underestimated initial construction or rehabilitation costs; (ii) cost overruns; (iii) delays; (iv) failure to obtain governmental approvals; and (v) adverse weather and other unpredictable contingencies beyond the control of the developer. If a mortgage loan is called due to construction and/or rehabilitation not being completed as required in the mortgage loan documents, we, as the holder of the revenue bonds secured by such mortgage, may incur certain costs and be required to invest additional capital in order to preserve our investment.

The properties securing certain of our revenue bonds, which are currently in a lease-up stage, may experience financial distress if they do not meet occupancy and debt service coverage levels sufficient to stabilize such properties.

As of September 30, 2003, revenue bonds in our portfolio with a carrying value of approximately $476.1 million are secured by mortgages on properties which are currently in a lease-up stage. The lease-up of these underlying properties may not be completed on schedule or at anticipated rent levels, resulting in a greater risk that such revenue bonds may go into default than bonds secured by mortgages on properties that are fully leased-up. Moreover, there can be no assurance that the underlying property will achieve expected occupancy or debt service coverage levels.

Other parties have the first right to income from and principal of, and control of foreclosure on, some of our revenue bond investments.

A substantial portion of our investments consist of revenue bonds that are subordinated or that represent interests in bonds, notes or other instruments that may be junior in right of payment to other bonds, notes or instruments. There are risks in investing in subordinated revenue bonds and other junior residual interests that could adversely affect our ability to make expected distributions to our shareholders, including:

o the risk that borrowers may not be able to make payments on both the senior and the subordinated revenue bonds or interests, resulting in us, as a holder of the subordinated revenue bond, receiving less than the full and timely payments of interest and principal;

o the risk that short-term interest rates rise significantly, which would increase the amounts payable to the holders of the senior interests created through our securitizations and reduce the amounts payable to us or our subsidiaries as holders of the junior residual interests; and

o the possibility that the holders of the senior revenue bonds or senior interests created through our securitizations may control the ability to enforce remedies, limiting our ability to take actions that might protect our interests.


Our revenue bonds and mortgage loans may be considered usurious.

State usury laws establish restrictions, in certain circumstances, on the maximum rate of interest that may be charged by a lender and impose penalties on parties making usurious loans, including monetary penalties, forfeiture of interest and unenforceability of the debt. Although we do not intend to acquire revenue bonds secured by mortgage loans at usurious rates, there is a risk that our revenue bonds and mortgage loans could be found to be usurious as a result of uncertainties in determining the maximum legal rate of interest in certain jurisdictions, especially with respect to revenue bonds that bear participating or otherwise contingent interest. Therefore, the amount of interest to be charged and our return on our revenue bonds will be limited by state usury laws. In order to minimize the risk of investing in a revenue bond at a usurious rate, we obtain an opinion of local counsel to the effect that the interest rate of a proposed revenue bond is not usurious under applicable state law. We also generally obtain an opinion of local counsel to the effect that the interest on the proposed mortgage loan is not usurious. To obtain such opinions, we may have to agree to defer or reduce the amount of interest that can be paid in any year. Some states may prohibit the compounding of interest, in which case we may have to agree to forego the compounding feature of our revenue bonds originated in those states.

    Risks related to our taxable business

Revenues from our subsidiaries' fee-generating activities are less predictable than our revenues from our revenue bond investments and could result in additional taxable income to our shareholders.

Our formation of CM Corp., acquisition of PW Funding and more recent acquisition of Related Capital has changed our business from one that invests substantially in revenue bonds to one that, in addition to bond investments, conducts significant fee-generating service activities. These fee-generating activities are significantly different from our historical investment business where revenue bonds are held and income is generated primarily through receipt of interest payments. Although we expect that these fee-generating businesses will generate significant growth for us, they are inherently less predictable than the ownership of tax-exempt bonds and there can be no assurance that our subsidiaries' fee-generating activities will be profitable. In addition, the earnings and cash generated by the Related Capital business has historically fluctuated between quarters due to the variability and seasonality inherent in the timing of investing in tax credit partnerships, which is the primary driver of the earnings and cash generated by Related Capital. These fluctuations could be perceived negatively and, therefore, adversely affect the price at which our common shares trade.

In addition, the portion of our distributions that represent federally tax-exempt income could decrease based on the proportion of our future taxable business. If the taxable dividend income distributed by CM Corp. to us grows as a percentage of our consolidated net income, if we invest in a larger percentage of taxable investments or if we engage in other taxable fee-generating business, the percentage of our net income distributed to our shareholders that is federally tax-exempt to them is likely to decrease.

There are risks associated with credit enhancement and internal rate of return guarantees.

Through CM Corp., we provide credit enhancement to third parties. If such third parties default on their obligations on which CM Corp. provided credit enhancement, CM Corp. would be called upon to make the related payment, which could be in an amount that is far in excess of the fee obtained for its credit enhancement. In addition, we usually guarantee CM Corp.'s obligations under its credit enhancement transactions. As of September 30, 2003, our maximum risk associated with these credit enhancement transactions was approximately $23.5 million.

Through CM Corp., we provide internal rate of return guarantees to investors in partnerships designed to pass through certain tax benefits, including federal LIHTCs, to investors. In connection with such guarantees we might be required to advance funds to insure that the investors do not lose their expected tax benefits and, if the internal rate of return to investors falls below the guaranteed level, we would be required to make a payment so that the guaranteed rate of return will be achieved. As of September 30, 2003, the maximum potential liability to the Company, pursuant to those guarantees, was approximately $168.5 million.

First loss and non-investment grade subordinated interests are subject to increased risk of loss.

We have invested indirectly in subordinated Commercial Mortgage Backed Securities ("CMBS") through our ownership of a preferred membership interest in ARCap Investors L.L.C. ("ARCap"). Subordinated CMBS of the type in which ARCap invests typically include "first loss" and non-investment grade subordinated interests. A first loss security is the most subordinate class in a structure and accordingly is the first to bear the loss upon a default or restructuring or liquidation of the underlying collateral and the last to receive payment of interest and principal, and is often not assigned an investment rating. Accordingly, such classes are subject to a greater risk of loss of principal and non-payment of interest than more senior, rated classes. The market values of subordinated interests in CMBS and other subordinated securities tend to be more sensitive to changes in economic conditions than more senior, rated classes. As a result of these and other factors, subordinated interests generally are not actively traded and are relatively illiquid investments. With respect to our investment in ARCap, our ability to transfer our membership interest in ARCap is further limited by the terms of ARCap's operating agreement.

Elimination of, or changes to, governmental programs.

A significant portion of Related Capital's revenues are derived from the syndication of partnership interests in properties eligible for LIHTCs. Although LIHTCs are a part of the Code, Congress could repeal or modify this legislation at any time. If such legislation is repealed or adversely modified, Related Capital would no longer be able to pursue its business strategy as currently contemplated.

The inability to maintain Related Capital's current recurring fee arrangements and to generate new transaction fees could have a negative impact on the price of our common shares.

Two of our taxable revenue sources are expected to be the transaction fees generated by Related Capital's sponsorship of any new investment programs and recurring fees payable by existing and future programs. Transaction fees are generally "up-front" fees that are generated from the sponsorship of new investment programs, while recurring fees depend on the ongoing operation of investment programs sponsored by Related Capital. The termination of one or more of these recurring fee arrangements, or the inability to sponsor new programs which will generate new recurring and transaction fees, could adversely affect our results of operations and reduce the market price of our common shares. There can be no assurance that existing recurring fee arrangements will not be reduced or terminated or that we will be able to realize revenues from new investment programs.

Certain agreements pursuant to which Related Capital earns fees have finite terms and may not be renewed.

Related Capital receives fees pursuant to an advisory agreement with American Mortgage Acceptance Company ("AMAC"). The AMAC advisory agreement is subject to annual renewal by AMAC, which requires the approval of a majority of its board of trustees. In addition, a majority of the independent members of AMAC's board may terminate this agreement with Related Capital with or without cause. As a result, this agreement may not be renewed or may be terminated with or without cause.

RCC also receives fees from investment programs RCC has sponsored and may sponsor in the future that do not provide for annual elections by investors of their management. With respect to these investment programs, we will generally be acquiring controlling interests in the entities which control these investment programs which currently generate recurring fees. However, these interests are subject to the fiduciary duty of the controlling entity to the investors in those investment programs which may affect our ability to continue to collect fees from those investment programs.

Furthermore, the organizational documents of a portion of these investment programs allow for the investors, at their option, to remove the entity managed by Related Capital as general partner or managing member without cause. Although the investment programs will generally be required to pay fair market value if they exercise this right, Related Capital's right to receive future fees would terminate and there can be no assurance that the payment will fully compensate us for this loss.

Finally, many of these investment programs typically have finite periods in which they are scheduled to exist, after which they are liquidated. The termination of a program will result in a termination of the fees we receive from those programs.

Related Capital's business is subject to competition and our inability to compete effectively in the future for financial services business could reduce the revenues we expect to receive as a result of our acquisition of Related Capital and negatively affect the price of our shares.

Providing financial services to the affordable multifamily housing industry is a highly competitive business. Related Capital competes with entities that possess greater financial resources for (a) providing financing to multifamily developers and (b) selling LIHTC funds to investors. Related Capital also competes against numerous private financial service providers as well as state and federal agencies.

Pursuant to Section 42 of the Code, a fixed number of LIHTCs are allocated annually to each state based on population. In 2002, developers applied for approximately $5.0 billion of LIHTCs while only $2.5 billion were available nationally. Related Capital is dependent upon the developers of LIHTC properties to apply for and obtain LIHTCs. Related Capital, in turn, contracts with the local developer for the right to offer the tax credits to equity investors through investment programs it sponsors. These local developers include independent third parties as well as affiliates of TRCLP. Our inability to continue to arrange for the acquisition of LIHTC opportunities from developers or the inability of developers with whom Related Capital has done business in the past to continue to obtain LIHTC allocations, may adversely affect our ability to achieve the anticipated benefits of our acquisition of Related Capital.

Related Capital relies on relationships with key investors and developers which may not continue, which would adversely affect our ability to generate revenue.

Related Capital relies on relationships with key investors and developers. If these relationships do not continue, or if we are unable to form new relationships, our ability to generate revenue will be adversely affected. In 2002, five key investors provided approximately 72% of the equity capital raised by tax credit syndication programs sponsored by Related Capital, with two of those key investors providing approximately 47% of the capital. In addition, ten key developers provided approximately 55% of the LIHTC properties for which Related Capital arranged equity financing in 2002. There can be no assurance that we will be able to continue to do business with these key investors and developers or that new relationships will be formed.

There are risks associated with Delegated Underwriter and Servicer ("DUS") lending.

Through PW Funding's DUS program, we originate loans which are thereafter purchased by Fannie Mae. PW Funding retains a first loss position with respect to loans that it originates and sells to Fannie Mae. PW Funding assumes responsibility for a portion of any loss that may result from borrower defaults, based on the Fannie Mae loss sharing formulas, Levels I, II, or III. As of September 30, 2003, all of PW Funding's loans consisted of Level I loans. For such loans, PW Funding is responsible for the first 5% of the unpaid principal balance and a portion of any additional losses to a maximum of 20% of the original principal balance. Level II and Level III loans carry a higher loss sharing percentage. Any remaining loss is sustained by Fannie Mae.

Under the terms of the Master Loss Sharing Agreement between Fannie Mae and PW Funding, PW Funding is responsible for funding 100% of mortgagor delinquency (principal and interest) and servicing (taxes, insurance and foreclosure costs) advances until the amounts advanced exceed 5% of the unpaid principal balance at the date of default. Thereafter, for Level I loans, PW Funding may request interim loss sharing adjustments which allow PW Funding to fund 25% of such advances until final settlement under the Master Loss Sharing Agreement. No interim sharing adjustments are available for Level II and Level III loans.

    General risks related to our Company

We and our subsidiaries depend on the services of Related Capital's senior management team.

We and our subsidiaries depend upon the services of four key employees of Related Capital (Messrs. Boesky, Hirmes and Schnitzer and Ms. Kiley) and other individuals who comprise Related Capital's senior management team. All decisions with respect to the management and control of our Company and our subsidiaries, subject to the supervision of our board of trustees (or the applicable subsidiaries board of directors), are currently made exclusively by these four key employees and Related Capital's senior management team. This includes, without limitation, the determination of how we and our subsidiaries choose our investments. The departure or the loss of the services of any of these key employees or a large number of senior management personnel and other employees could have a material adverse effect on our ability to effectively operate our business and our future results of operations.

Because we hold most of our investments through our subsidiaries, our shareholders are effectively subordinated to the liabilities and preferred equity of our subsidiaries.

We hold most of our investments through our subsidiaries. Since we own only common equity of our subsidiaries, we, and therefore holders of our shares, are effectively subordinated to the liabilities and preferred equity of our subsidiaries, which at September 30, 2003, aggregated approximately $1.3 billion. In particular, the holders of the preferred shares of one of our subsidiaries, the Equity Trust, are entitled to receive preferential distributions with respect to revenues generated by revenue bonds held directly or indirectly through it, which constitute a substantial portion of our assets. Similarly, holders of senior interests created through our securitization programs have a superior claim to the cash flow from the revenue bonds deposited in such programs. Accordingly, a portion of the earnings on our investments will not be available for distribution on our common shares.


We are subject to ongoing liabilities and business risks that are inherent to Related Capital's business.

Assumed Liabilities. In connection with our acquisition of Related Capital, we assumed and incurred liabilities and associated costs, including the assumption of certain completion and equity funding guarantees in place at the date of acquisition. We also provided replacement notes to capitalize general partner entities of investment programs previously sponsored by Related Capital and managed directly by us and guaranteed the performance by our subsidiaries of any obligations they have pursuant to the agreements entered into in connection with our acquisition of Related Capital. As a guarantor, we could incur liability if events of default occur.

New Liabilities and Business Risks. In connection with the sponsorship of investment programs and joint venture activities related to the co-development of LIHTC properties, Related Capital acts as a fiduciary to the investors in its syndication programs and is often also required to provide guarantees of performance.

Related Capital advances funds to acquire interests in property-owning partnerships for inclusion in investment programs it sponsors and at any point in time, the amount of funds advanced can be material. The warehouse line of credit utilized by Related Capital to fund these acquisitions has a maximum amount of $85.0 million. Recoupment of amounts used to acquire such interests is subject to Related

Capital's ability to attract investors to new investment programs or, if investors are not found, the sale of the partnership interests in the underlying properties.

Finally, our subsidiaries could be subject to liabilities to investors in investment programs and third parties as a result of serving as general partner or special limited partner in various investment programs. In addition, even when we are not required to do so, we may advance funds to allow investment programs to meet their expenses and/or generate the expected tax benefits to investors.

Certain types of losses are uninsured.

There are certain types of losses (generally of a catastrophic nature, such as toxic mold, earthquakes, floods, terrorism and wars) which are either uninsurable or not economically insurable. Should a disaster of this type occur to, or cause the destruction of, one of the properties securing a revenue bond that we directly or indirectly own, it is possible that we could lose our invested capital, anticipated future revenue and anticipated profit.

Our investments in revenue bonds are illiquid.

Our investments in revenue bonds lack a regular trading market. There is no limitation in our trust agreement or otherwise as to the percentage of our investments that may be illiquid and we expect to continue to invest in assets, a substantial portion of which will be illiquid securities. If a situation arises where we would require additional cash, we could be forced to liquidate some or all of our investments on unfavorable terms (if any sale is possible) that could substantially reduce the amount of distributions available and payments made in respect of our shares.

Certain of the revenue bonds held by us and our subsidiaries have been pledged.

A significant portion of our revenue bond portfolio has been pledged in connection with our securitizations, credit enhancement activities and warehouse borrowing. The carrying value of the pledged bonds varies from time to time. As of September 30, 2003, the carrying value of all pledged bonds is approximately $1.6 billion. Upon the occurrence of a default under one or more of the programs in connection with which our revenue bonds are pledged, certain of those bonds could be liquidated and the proceeds of such liquidation paid to the secured party. Such liquidation and application would reduce the amount of interest available for distributions to our shareholders and would also potentially trigger other defaults, which could lead to additional liquidations of the pledged revenue bonds.

Our board of trustees can change our business policies unilaterally.

Our shareholders have no control over changes in our policies, including our business policies with respect to acquisitions, financing, growth, debt, capitalization and distributions, which are determined by our board of trustees. Our board of trustees may amend or revise our business plan and certain other policies without shareholder vote. There is a risk that changes in our business policies may not fully serve the interests of all of our shareholders.

We invest in real estate related investments and revenue bonds secured by real estate, which involves risk of liability under the environmental laws.

Under various federal, state and local laws, ordinances and regulations, an owner or operator of real estate is liable for the costs of removal or remediation of certain hazardous or toxic substances released on, above, under or in such real estate. These laws often impose liability without regard to whether the owner knew of, or was responsible for, the presence of such hazardous or toxic substances. As a result, the entities we sponsor which own real estate, and the owners of the real estate securing our investments, could be required to pay removal or remediation costs. These costs of removal or remediation could be substantial and could negatively impact the availability of property cash flow for payments on our investments. Phase I reports have been obtained for all of the properties securing our investments, and in certain instances, because of findings in the Phase I reports, Phase II reports have also been obtained. The results of such reports were that no material violations of applicable regulations were found and such reports concluded that there has been no verifiable or apparent adverse environmental impact from past or present land use which has not been or will not be remediated. Other than such Phase I and Phase II reports, no further environmental analyses have been performed with respect to the properties securing our investments. Other than the results of the reports described above, our awareness of environmental problems associated with the properties securing our investments is derived, for the most part, from information obtained from owners of the properties which secure our investments, due diligence inquiries when our investments were financed or visual inspections of properties by independent appraisers. There may, however, be environmental problems associated with a property securing an investment not known to us and our subsidiaries.

We are not registered under the Investment Company Act and would not be able to conduct our activities as we currently conduct them if we were to become required to be registered.

Neither we nor our subsidiaries are registered under the Investment Company Act of 1940, as amended (the "Investment Company Act") and we may not be able to conduct our activities as we currently conduct them if we were required to register thereunder.

We at all times intend to conduct our activities, and those of our subsidiaries, so as not to become regulated as an investment company under the Investment Company Act. Even if we are not an "investment company" under the Investment Company Act, we could be subject to regulation under the Investment Company Act if a subsidiary of ours were to be deemed to be an "investment company." There are a number of possible exemptions from registration under the Investment Company Act that we believe apply to us and our subsidiaries and which we believe make it possible for us not to be subject to registration under the Investment Company Act.

For example, the Investment Company Act exempts entities that are "primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate," which we refer to as "qualifying interests." Under current interpretations of the staff of the Commission, one of the ways in which our subsidiaries can qualify for this exemption is to maintain at least 55% of its assets directly in qualifying interests and the balance in real estate-type interests. Under this test, unless certain mortgage securities represent all of the certificates issued with respect to an underlying pool of mortgages, such mortgage securities may be treated as securities separate from the underlying mortgage loans and, thus, may not be considered qualifying interests for purposes of the 55% requirement. We believe our subsidiaries can rely on this exemption or another exemption from registration.

The requirement that our subsidiaries maintain 55% of assets in qualifying interests (or satisfy another exemption from registration) may inhibit our ability to acquire certain kinds of assets or to securitize additional interests in the future. If any of our subsidiaries fail to qualify for exemption from registration as an investment company, we, in turn, may be required to register as an investment company under the Investment Company Act. In such event, our ability to maintain our financing strategies would be substantially reduced, and we would be unable to conduct our business as described herein. Such a failure to qualify could have a material adverse effect upon our ability to make distributions to our shareholders.

There are possible adverse effects arising from shares available for future sale.

Our board of trustees is permitted to offer additional common shares or other equity or debt securities of our Company in exchange for money, property or otherwise. Our ability to sell or exchange such securities will depend on conditions then prevailing in the relevant capital markets and our results of operations, financial condition, investment portfolio and business prospects. Subject to American Stock Exchange rules which require shareholder approval for certain issuances of securities and as long as the issuance is made in accordance with our trust agreement, the issuance of such additional securities will not be subject to the approval of our shareholders and may negatively affect any resale price of our common shares. Our shareholders will not have any preemptive rights in connection with the issuance of any additional securities we or our subsidiaries may offer, and any of our equity offerings will cause dilution of a shareholder's investment in us.


Our inability to raise capital could adversely affect our growth.

A major aspect of our business plan includes the acquisition of additional revenue bonds and underlying tax syndication properties, which requires capital. In addition to funds generated through operations (including securitizations), we raise capital by periodically offering securities issued by us or one or more of our subsidiaries and through debt financings. Our ability to raise capital through securities offerings and debt financings are subject to risks, including:

o       conditions then prevailing in the relevant capital markets;

o our results of operations, financial condition, investment portfolio and business prospects; and

o with respect to raising capital (i) the timing and amount of distributions to the holders of our shares which could negatively affect the price of a common share and (ii) the amount of securities that are structurally senior to the securities being sold.


Our classification as a publicly traded partnership not taxable as a corporation is not free from doubt and could be challenged.

We, and the majority of our subsidiaries, operate as partnerships or are disregarded for federal income tax purposes. This allows us to pass through our income, including our federally tax-exempt income, and deductions to our shareholders. The listing of our common shares on the American Stock Exchange causes us to be treated as a "publicly traded partnership" for federal income tax purposes. We, and Paul, Hastings, Janofsky & Walker LLP, our counsel (who we also refer to as "Paul Hastings"), believe that we have been and are properly treated as a partnership for federal income tax purposes. However, the Internal Revenue Service ("IRS") could challenge our partnership status and we could fail to qualify as a partnership in future years. Qualification as a partnership involves the application of highly technical and complex Code provisions. For example, a publicly traded partnership is generally taxable as a corporation unless 90% or more of its gross income is "qualifying" income (which includes interest, dividends, real property rents, gains from the sale or other disposition of real property, gain from the sale or other disposition of capital assets held for the production of interest or dividends, and certain other items). We have represented that in all prior years of our existence at least 90% of our gross income was qualifying income and we intend to conduct our operations in a manner such that at least 90% of our gross income will constitute qualifying income this year and in the future. Subject to the discussion below entitled "Federal Income Tax Considerations - General", in the opinion of Paul Hastings, although the issue is not free from doubt, we have been and are properly treated as a partnership for federal income tax purposes.

In determining whether interest is treated as qualifying income under these rules, interest income derived from a "financial business" and income and gains derived by a "dealer" in securities are not treated as qualifying income. We have represented that we are acting as an investor with respect to our investments and that we have not engaged in, and will not engage in, a financial business. There is no clear guidance on what constitutes a financial business. We have taken the position that for purposes of determining whether we are in a financial business, our bond acquisition and financing activities as well as our proposed activities would not cause us to be engaged in a financial business or to be considered a "dealer" in securities. The IRS could assert that our activities constitute a financial business. Even if we were considered to be engaged in a financial business, we believe that we would satisfy the requirement that 90% or more of our income constitutes qualifying income. If our activities constitute (or as a result of increased volume constitute) a financial business or cause us to be treated as a dealer, there is a substantial risk that more than 10% of our gross income would not constitute qualifying income. We could also be treated as if we were engaged in a financial business if the activities of Related Capital were attributed to us. Although we are affiliated with Related Capital, we seek to enter into arms length arrangements with Related Capital. CM Corp. will be subject to income tax with respect to amounts earned by Related Capital. Accordingly, we believe the activities and income of Related Capital will not be attributed to us.

In addition, in determining whether interest is treated as qualifying income, interest income that is determined based upon the income or profits of any person is not treated as qualifying income. A portion of the interest payable on participating interest bonds owned by us and our subsidiaries is determined based upon the income or profits of the properties securing our investments. Accordingly, if we were to receive more than 10% of our interest income in any given year from such "contingent interest," the IRS could take the position that we should be treated as publicly traded partnerships, taxable as associations. We carefully monitor the type of interest income we receive to avoid such a circumstance. However, there can be no assurance that such monitoring would be effective in all events to avoid the receipt of more than 10% contingent interest in any given year, because circumstances outside of the control of us and our subsidiaries could cause such a result.

If for any reason less than 90% of our gross income constitutes qualifying income, items of income and deduction would not pass through to our shareholders and our shareholders would be treated for federal income tax purposes as stockholders in a corporation. We would be required to pay income tax at regular corporate rates on any portion of our net income that did not constitute tax-exempt income. In addition, a portion of our federally tax-exempt income may be included in determining our alternative minimum tax liability. Distributions by us to our shareholders would constitute ordinary dividend income taxable to such holders to the extent of our earnings and profits, which would include tax-exempt income, as well as any taxable income we might have, and the payment of these distributions would not be deductible by us. These consequences would have a material adverse effect on us and our shareholders.

Our treatment of income from our residual interests as federally tax-exempt could be challenged.

We hold, indirectly, residual interests in certain federally tax-exempt revenue bonds through securitization programs, such as the Private Label Tender Option Program and P-FLOATsSM/RITESSM program, which entitle us to a share of the federally tax-exempt interest of such revenue bonds. Special tax counsel have each rendered an opinion to the effect that the issuer of the RITESSM and the issuer of the Private Label Tender Option Program residual certificates, respectively, will each be classified as a partnership for federal income tax purposes and the holders of the RITESSM and the Private Label Tender Option Program residual certificates will be treated as partners of each partnership. Consequently, as the holder of the RITESSM and the Private Label Tender Option Program residual certificates, we believe we are entitled to treat our share of the federally tax-exempt income allocated and distributed to us as tax-exempt income. However, it is possible that the IRS could disagree with those conclusions and an alternative characterization could adversely affect the treatment of any income we receive from the RITESSM and the Private Label Tender Option Program residual certificates, as well as the pass-through of that income to our shareholders, as ordinary taxable income.

The value of our shares and our ability to make distributions of federally tax-exempt income depends upon the application of tax laws.

The following discussion relates only to those investments which generate federally tax-exempt income.

Tax treatment of our revenue bonds. A large portion of our business involves acquiring and holding investments that we believe, based upon the opinion of nationally recognized counsel delivered on the date the investment was originally issued (or on the date on which the investment was considered reissued), will generate interest or distributions excludable from the gross income of the holders thereof for federal income tax purposes. Certain of the revenue bonds acquired directly or indirectly by us bear interest at rates which include participating or otherwise contingent interest. These revenue bonds are called participating interest bonds. In the case of all participating interest bonds, the opinions of counsel include an opinion to the effect that such participating interest bond would be treated as debt for federal income tax purposes.

Tax-exemption of our revenue bonds. On the date of original issuance or reissuance of each revenue bond, nationally recognized bond counsel or special tax counsel rendered its opinion to the effect that, based on the law in effect on the date of original issuance or reissuance, interest on such revenue bonds is excludable from gross income for federal income tax purposes, except with respect to any revenue bond (other than a revenue bond, the proceeds of which are loaned to a charitable organization described in Section 501(c)(3) of the
Code) during any period in which it is held by a "substantial user" of the property financed with the proceeds of such revenue bonds or a "related person" of such a "substantial user." In the case of participating interest bonds, such opinion assumes, in certain cases in reliance on another unqualified opinion, that such participating interest bond constitutes debt for federal income tax purposes. See "--Treatment of revenue bonds as equity" below. Each opinion speaks only as of the date it was delivered. In addition, in the case of revenue bonds which, subsequent to their original issuance, have been reissued for federal tax purposes, nationally recognized bond counsel or special tax counsel has delivered opinions to the effect that interest on the reissued revenue bond is excludable from gross income of the holder thereof for federal income tax purposes from the date of reissuance or, in some cases, to the effect that the reissuance did not adversely affect the excludability of interest on the revenue bonds from the gross income of the holders thereof. However, an opinion of counsel has no binding effect and there is no assurance that the conclusions reached will not be contested by the IRS or, if contested, will be sustained by a court.

The reissuance of a revenue bond generally does not, in and of itself, cause the interest on such revenue bond to be includable in the gross income of the holder thereof for federal income tax purposes. However, if a revenue bond is treated as reissued and the appropriate federal tax information return, a Form 8038, has not been timely filed or a late filing has not been accepted by the IRS, interest on such revenue bond could be includable in the gross income of the holder thereof for federal income tax purposes from and after the reissuance date. In addition, if a participating interest revenue bond is treated as reissued, there can be no assurance that such revenue bond would continue to be characterized as debt, as described below, insofar as the facts and circumstances underlying such characterization may have changed. Furthermore, pursuant to regulations generally effective as of June 30, 1993, if an issue of revenue bonds is treated as reissued within six months of the transfer of the project financed by such issue of revenue bonds by the owner of such project to an unrelated party the interest on such revenue bonds could become includable in gross income for purposes of federal income taxation. In addition, if a participating interest revenue bond is reissued after August 13, 1996, the reissued revenue bond is or would become subject to certain regulations concerning contingent payments, which could cause some or all of the interest payable on such participating interest revenue bond to become includable in gross income of the holder thereof for federal income tax purposes, unless such participating interest revenue bond is modified at the time of reissuance to comply with the contingent payment regulations.

The Code establishes certain requirements which must be met subsequent to the issuance and delivery of tax-exempt revenue bonds for interest on such revenue bonds to remain excludable from gross income for federal income tax purposes. Among these continuing requirements are restrictions on the investment and use of the revenue bond proceeds and, for revenue bonds the proceeds of which are loaned to a charitable organization described in Section 501(c)(3) of the Code, the continued exempt status of such borrower. In addition, the continuing requirements include tenant income restrictions, regulatory agreement compliance and compliance with rules pertaining to arbitrage. Each issuer of the revenue bonds, as well as each of the underlying borrowers, has covenanted to comply with certain procedures and guidelines designed to ensure satisfaction of the continuing requirements of the Code. Failure to comply with these continuing requirements of the Code may cause the interest on such bonds to be includable in gross income for federal income tax purposes retroactively to the date of issuance, regardless of when such noncompliance occurs.

Greenberg Traurig, LLP (also referred to as "Greenberg Traurig") as our bond counsel, and Paul Hastings, as our securities counsel (Greenberg Traurig and Paul Hastings are collectively referred to herein as our "Counsel"), have not, in connection with the sale of the common shares pursuant to this prospectus, passed upon and do not assume any responsibility for, but rather have assumed the continuing correctness of, the opinions of bond counsel or special tax counsel (including opinions rendered by Greenberg Traurig) relating to the exclusion from gross income for federal income tax purposes of interest on the revenue bonds and have not independently verified whether any events or circumstances have occurred since the date such opinions were rendered that would adversely affect the conclusions set forth therein. However, as of the date of this prospectus, neither we, nor our subsidiaries, our affiliates or our Counsel have knowledge of any events that might adversely affect the federally tax-exempt status of our revenue bonds, including any notice that the IRS considers interest on any of our revenue bonds to be includable in gross income for federal income tax purposes.

Treatment of revenue bonds as equity. Payment of a portion of the interest accruing on each participating interest bond depends in part upon the cash flow from, and proceeds upon sale of, the property securing our investment financed by such revenue bond. An issue may arise as to whether the relationship between us and the respective obligors is that of debtor and creditor or whether we are engaged in a partnership or joint venture with the respective obligors. If the IRS were to determine that one or more of the participating interest bonds represented or contained an equity investment in the respective property securing our investment because of this feature, all or part of the interest on such participating interest bond could be viewed as a taxable return on such investment and would not qualify as tax-exempt interest for federal income tax purposes.

To our knowledge, neither the characterization of the participating interest bonds as debt, nor the characterization of the interest thereon as interest excludable from gross income for federal income tax purposes of the holders thereof, has been challenged by the IRS in any judicial or regulatory proceeding. In certain instances, opinions rendered by bond counsel provided that the characterization of the bonds as debt was not free from doubt and that all or a portion of the interest on such bonds, including "contingent interest" and "deferred interest," may not be treated as interest for state and federal law but that it is more likely than not that such interest is interest for state and federal law purpose or otherwise similarly limited. We or our predecessors received opinions of counsel from Willkie, Farr & Gallagher LLP and other counsel retained by us or our predecessor respecting each of our participating interest bonds to the effect that, based upon assumptions described in such opinions, which assumptions included the fair market value of the respective properties upon completion and economic projections and guarantees, the participating interest bonds "would" be treated for federal tax purposes as representing debt. The implicit corollary of these opinions is that the participating interest bonds do not constitute the following: (i) an equity interest in the underlying borrower; (ii) an equity interest in a venture between the underlying borrower and us; or (iii) an ownership interest in the properties securing our investments. Although we assume the continuing correctness of these opinions, and will treat all interest received with respect to these bonds as tax-exempt income, there can be no assurance that such assumptions are correct, such treatment would not be challenged by the IRS, or that intervening facts and circumstances have changed the assumptions and basis for providing such opinions.

Most of the opinions described in the preceding paragraph were not rendered by Greenberg Traurig, which has not passed on or assumed any responsibility for the opinions of other counsel on this issue, nor made any independent determination as to whether any events or circumstances have occurred or intervened since the original issuance of the "debt" opinions that would adversely affect such opinions. In addition, the opinions discussed above speak only as of their respective delivery dates, and our Counsel has not passed upon or assumed any responsibility for reviewing any events that may have occurred subsequent to the delivery of such opinions which could adversely affect the conclusions contained therein.

"Substantial User" Limitation. Interest on a revenue bond owned by us or our subsidiaries, other than a bond the proceeds of which are loaned to a charitable organization described in Section 501(c)(3) of the Code, will not be excluded from gross income during any period in which we or our subsidiaries are a "substantial user" of the properties financed with the proceeds of such revenue bond or a "related person" to a "substantial user." We have received advice from our counsel with respect to our revenue bonds to the effect that we are not a "substantial user" of any properties financed with the proceeds of such bonds or a "related person" thereto. A "substantial user" generally includes any underlying borrower and any person or entity who uses the financed properties on other than a de minimis basis. We would be a "related person" to a "substantial user" for this purpose if, among other things, (i) the same person or entity owned more than a 50% interest in both us and in the properties financed with the proceeds of a bond owned by us or one of our subsidiaries, or (ii) if we owned a partnership or similar equity interest in the owner of a property financed with the proceeds of a bond. Additionally, a determination that we are a partner or a joint venturer with a mortgagor involving an equity interest, as described above under "Treatment of revenue bonds as equity," could cause us to be treated as a "substantial user" of the properties securing our investments. In the event that the entity which owns a property securing our investment financed with the proceeds of a revenue bond owned by us were to acquire any of our shares, the IRS, if it became aware of such ownership, could take the position that the substantial user and related person rules require that the interest income on such revenue bond allocable to all of our investors, including the holders of the shares, be included in gross income for federal income tax purposes. Greenberg Traurig has advised us that in its opinion such a result is not supported by the Code and treasury regulations; however, there can be no assurance that the IRS would not take such a position.

Related Capital and its affiliates owned a portion of our outstanding common shares. Such ownership of the obligors of certain of our revenue bonds and our common shares were considered when we received advice that we are not a "substantial user" of the properties financed by such revenue bonds or a "related party" to a "substantial user." The selling principals of Related Capital and its affiliates also own special common units in CCC. Greenberg Traurig has reviewed the revenue bonds owned by us and our subsidiaries, the ownership of the obligors of our revenue bonds and the ownership of our shares and our subsidiaries' shares, and concurs in the conclusion that we and our subsidiaries are not "substantial users" of the properties financed with the proceeds of the revenue bonds or related parties thereto. There can be no assurance, however, that the IRS would not challenge such conclusion. If such challenge were successful, the interest received on any bond respecting which we or our subsidiaries were treated as a "substantial user" or a "related party thereto" would be includable in gross income for federal income tax purposes.

In addition, prior to our acquisition of Related Capital, it owned, directly and indirectly, partnership interests in many partnerships owning multifamily properties financed with the proceeds of revenue bonds in our revenue bond portfolio, which could have caused us to be treated as a "substantial user" of these entities or a "related party" to a "substantial user" upon our acquisition of Related Capital. Accordingly, prior to our acquisition of Related Capital, we modified the structure of the ownership interests in such entities and our operation of CCC's investment programs so that we will not be treated as a "substantial user" of any properties financed with the proceeds of revenue bonds in our revenue bond portfolio or a "related party" thereto. Under our new structure, designated senior executives will acquire and hold 51% of the equity interests in certain entities and we or our affiliates own a 49% interest and serve as the non-equity manager or general partner. It is not expected that such entities will have significant economic value. Paul Hastings and Greenberg Traurig have reviewed the structure of our acquisition of Related Capital, the modifications to the ownership interests in such entities and the structure we use to operate the real estate investment programs of CCC and they have advised us that, with such modifications, we and our subsidiaries should not be "substantial users" of the properties financed with the proceeds of the revenue bonds or "related parties" thereto. There can be no assurance, however, that the IRS would not challenge such a conclusion. If such challenge were successful, the interest received on any revenue bond during the time period when we or our subsidiaries were treated as a substantial user or a "related party" thereto would be includable in gross income for federal income tax purposes.

Revenue Bonds May Go Into Default From Time To Time. Properties underlying our revenue bonds may experience financial difficulties from time to time, which could cause certain of our revenue bonds to go into default. Were that to occur, we might take remedial action such as, among other things, entering into a work-out or forbearance agreement with the owner of the property or exercising our rights with respect to the collateral securing such revenue bond, including the commencement of mortgage foreclosure proceedings. The execution and delivery of a forbearance agreement could, under certain circumstances, result in a significant modification (i.e., "reissuance") of the revenue bond for federal income tax purposes. In such event, the issuer of the revenue bond would be required to file a form 8038 in order to preserve the exclusion from gross income of interest on such modified revenue bond. In addition, in the event that we were successfully to foreclose the mortgage on the property underlying a defaulted revenue bond, it is likely that, during the period that we or an affiliate owned both the property and the defaulted revenue bond, we, as holder of the defaulted revenue bond, would be deemed to be a related party to a substantial user of the property underlying such bond. As a result, during such period, the interest we receive on such revenue bond would be includable in gross income for purposes of federal income taxation.

Section 761 Election and Revenue Procedure 2003-84. Many of the senior interests in our securitization programs are held, by tax-exempt money-market funds. Because our securitization programs must be structured as partnerships for federal income tax purposes, which allocate income, gain or loss at the end of each partnership year, the senior interests will only be held by the tax-exempt money-market funds if the securitization partnerships have made an election under Section 761 of the Code to opt out of the provisions of subchapter K of the Code. Each of the partnerships, through which we securitize our revenue bonds and sell senior floating rate interests to tax-exempt money-market funds, has made such an election.

On November 5, 2003, the IRS released Revenue Procedure 2003-84 which states, among other things, that partnerships, such as the ones used by us to securitize our bonds, do not meet the requirements of Section 761 of the Code. However, the Revenue Procedure also states that, for partnerships with start-up dates prior to January 1, 2004 that have made a Section 761 election, the IRS will not challenge a partnership's or a partner's tax treatment that has been consistent with such an election, provided that the partnerships meet certain requirements. We have been advised by our counsel, Greenberg Traurig, that the partnerships we use in our securitizations currently meet such requirements. It is our intention to continue to meet those requirements, which include an income test and an expense test, on an ongoing basis. There can be no assurance however, that unforeseen circumstances might cause one or more of our securitization partnerships to fail either the income test or the expense test, which would cause our securitization partnerships to have to comply with all of the requirements of subchapter K of the Code, including any reporting requirements. In addition, there is no assurance that the IRS would not challenge our position that the securitization partnerships we use meet the requirements necessary to be able to continue to rely upon Section 761 elections. In the event one or more of our securitization partnerships was forced to comply with the provisions of subchapter K of the Code, it is likely that all of the tax-exempt money market funds which hold the senior interests in those securitizations would tender their positions and the remarketing agent would have to try to locate new purchasers, which were not tax-exempt money market funds, for those tendered senior interests. This would probably result in an increase in the distributions to the holders of the senior interests, which would reduce, dollar for dollar, the distributions on the residual interests in the securitizations, which are owned by us through our subsidiaries.

Structure of our acquisition of Related Capital. Our acquisition of Related Capital was structured to prevent us from realizing active income from the Related Capital business and effectively receive a tax deduction for payments made to the selling principals of Related Capital. It is possible that the IRS could challenge this structure, with material adverse consequences to our Company. First, the IRS could assert that CharterMac is the owner of the Related Capital business, in which case we would realize an amount of active income from the Related Capital business that would require us to be treated as a corporation instead of a publicly traded partnership for income tax purposes. If the IRS prevailed, we would be required to pay taxes on our income, thereby reducing the amount available to us to make distributions. As a result, it is possible that the value of our shares would decline. Second, the IRS might assert that the special common units in CCC held by the selling principals of Related Capital are actually shares of our Company. If this position prevailed, the distributions payable on the special common units would not result in tax deductions for CM Corp. In such event, CM Corp. would be subject to increased tax, which could reduce our net after-tax income and our distributions, which could also result in a decrease in the portion of our distributions that is excluded from gross income for federal income tax purposes.

Taxable income. We primarily invest in investments that produce only tax-exempt income. However, the IRS may seek to recharacterize a portion of our tax-exempt income as taxable income as described above. If the IRS were successful, a shareholder's distributive share of such income will be taxable to the shareholder, regardless of whether an amount of cash equal to such distributive share is actually distributed. Any taxable income will be allocated pro rata between our CRA Shares and our common shares. We may also have taxable income in the form of market discount or gain on the sale or other disposition of our investments, and we expect to own investments and engage in certain fee generating activities that will generate taxable income. See "Federal Income Tax Considerations - Certain income tax considerations relating to our Company and our shareholders."

Impact of recent and future tax legislation. Recent and future tax legislation could also adversely impact the value of our investments and the market price of our shares. On May 28, 2003, President Bush signed into law the Jobs and Growth Tax Relief Act. This law amends the Code to reduce federal income tax rates for individuals on long-term capital gains and dividend income and accelerates certain previously enacted income tax rate reductions for individuals for tax years ending on or after May 6, 2003. This tax legislation reduces the importance of a primary advantage of investing in municipal bonds--that the interest received on these bonds is federally tax-exempt, while other income is subject to federal income tax at higher rates. It is likely that these tax law changes, and any similar future tax law changes, could increase the cost of tax-exempt financings, as interest rates offered by municipal issuers would rise to compensate investors for the loss of the tax advantage. This could lead to a decrease in tax-exempt multifamily rental housing bond issuances, which would reduce our opportunities to purchase revenue bonds.

If the interest received on the revenue bonds remains federally tax-exempt under the Code, the allocations of such federally tax exempt interest by us to our investors will also remain excludable from gross income for federal income tax purposes. However, the Jobs and Growth Tax Relief Act could cause the after-tax returns available from other investments to increase, and cause shares in other companies to become more attractive relative to our shares. These changes could also reduce the value of our existing investments, because federally tax-exempt municipal bond income would not enjoy the same relative tax advantage as provided under prior law.

No assurance can be given that our shareholders will be entitled to the same limitation on personal liability as stockholders of private corporations for profit.

We are governed by the laws of the State of Delaware. Under our trust agreement and the Delaware Statutory Trust Act, as amended ("Delaware Act"), our shareholders will be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the General Corporation Law of the State of Delaware. In general, stockholders of Delaware corporations are not personally liable for the payment of corporation debts and obligations, and are liable only to the extent of their investment in the Delaware corporation. However, a shareholder may be obligated to make certain payments provided for in our trust agreement and bylaws. The properties securing our investments are dispersed in numerous states and the District of Columbia. In jurisdictions which have not adopted legislative provisions regarding statutory trusts similar to those of the Delaware Act, questions exist as to whether such jurisdictions would recognize a statutory trust, absent a state statute, and whether a court in such jurisdiction would recognize the Delaware Act as controlling. If not, a court in such jurisdiction could hold that our shareholders are not entitled to the limitation of liability set forth in our trust agreement and the Delaware Act and, as a result, are personally liable for our debts and obligations.

Our anti-takeover provisions may discourage third-party proposals.

Certain provisions of our trust agreement may have the effect of discouraging a third party from making an acquisition proposal for our Company. This could inhibit a change in control of our Company under circumstances that could give our shareholders the opportunity to realize a premium over then-prevailing market prices. Such provisions include the following:

Additional Classes and Series of Shares. Our trust agreement permits our board of trustees to issue additional classes or series of beneficial interests and to establish the preferences and rights of any such securities. Thus, our board of trustees could authorize the issuance of beneficial interests with terms and conditions which could have the effect of discouraging a takeover or other transaction in which holders of some, or a majority, of our shares might receive a premium for their shares over then-prevailing market price of such shares.

Staggered Board. Our board of trustees has three classes of managing trustees. The terms of the first, second and third classes will expire in 2004, 2005 and 2006, respectively. Managing trustees for each class will be chosen for a three-year term upon the expiration of the current class' term. The use of a staggered board makes it more difficult for a third-party to acquire control over us.

The interests of the selling principals of Related Capital may be in conflict with the interests of our shareholders.

The selling principals of Related Capital (other than the former principal of Related Capital) serve, along with others, as our managing trustees, which may create conflicts of interest when we are required to determine whether or not to take actions to enforce our rights under the various agreements entered into in connection with our acquisition of Related Capital. While any material decisions involving the selling principals of Related Capital are subject to the vote of a majority of our independent trustees, such decisions may create conflicts between us and these selling principals who are our managing trustees. In addition, we have some obligations to the selling principals of Related Capital which will require us to make choices with respect to how we operate our business which may affect those obligations. For example, we have agreed to guarantee the payment to the selling principals of Related Capital of all but $5 million of the distributions they would otherwise be entitled to receive under the operating agreement of CCC. In addition, we have agreed to share cash flow from investment programs so that we and the selling principals of Related Capital can receive payment of deferred fees.

In addition, TRCLP and its affiliates currently engage in businesses which compete with Related Capital. The non-competition covenants contained in a future relations agreement entered into by TRCLP and its affiliates in connection with our acquisition of Related Capital prohibit TRCLP and its affiliates from competing with any business currently engaged in by Related Capital and our Company other than in specified areas, including providing (a) credit enhancement on debt products secured by so-called "80/20" multifamily housing properties and (b) mezzanine financing to multifamily housing properties other than so-called "tax credit properties." There can be no assurance that we and TRCLP and its affiliates would not directly compete for similar products and opportunities in these areas in the future.


The selling principals of Related Capital have significant voting power on matters submitted to a vote of our shareholders.

In connection with our acquisition of Related Capital, each of the selling principals of Related Capital were issued one special preferred voting share for each special common unit they received. The special preferred voting shares entitle each holder thereof to vote on all matters subject to a vote of the holders of our common shares. The selling principals of Related Capital, all of whom, except TRCLP and the former principal of Related Capital, are now employees of Related Capital, received special preferred voting shares that in the aggregate represent approximately 8.1% of our voting power. TRCLP controls approximately 17.6% of our voting power. As such, TRCLP and, if they vote as a block, the other selling principals of Related Capital (other than the former principal of Related Capital) will have significant voting power on all matters submitted to a vote of our common shareholders. These individuals could have significant influence over any shareholder vote as a result of the issuance of the special preferred voting shares.

The integration of the management services of Related Capital could adversely affect our results of operations.

In connection with our acquisition of Related Capital, we terminated our external management agreements with Related Capital. Related Capital employs certain selling principals of Related Capital and substantially all of the personnel that provided services to us prior to our acquisition of Related Capital to perform internally those functions formerly provided by it externally. There can be no assurance that costs or other factors associated with the integration of Related Capital and our Company will not adversely affect our future combined results of operations or that the expected benefits will occur.


Sales in the public market of our common shares issuable in exchange for the special common units issued in connection with our acquisition of Related Capital could adversely affect prevailing market prices of our shares.

Future sales of substantial amounts of our common shares in the public market could adversely affect prevailing market prices of our shares. Approximately 16,071,785 common shares are issuable in exchange for the special common units issued to the selling principals and certain employees of Related Capital. In addition, we also granted approximately 876,714 restricted common shares and 310,400 special common units to the employees of Related Capital at the closing of our acquisition of Related Capital. Following the effectiveness of a registration statement relating to the common shares issuable upon exchange of special common units and the expiration of any lock-up agreements to which the common shares and restricted common shares are subject, the sale in the public market of these common shares and restricted common shares could, and depending upon the number of common shares and restricted common shares involved, likely would, adversely affect prevailing market prices of our shares. TRCLP and Mr. Ross owns 10,194,400 special common units and 236,493 common shares which, subject to some exceptions, are not subject to a lock-up agreement. Sales in the public market could reduce the market price of our common shares and our ability to raise additional capital through equity markets.

                                   Our Company


Overview


        We are CharterMac, a statutory trust formed under the laws of the State of Delaware. We and our subsidiaries are in the business of (i) acquiring and holding (directly and indirectly through our subsidiaries) federally tax-exempt multifamily housing revenue bonds issued by various state or local governments, agencies or authorities and other investments designed to produce federally tax-exempt income; (ii) originating and servicing mortgages that are principally owned by third parties; (iii) guaranteeing tax credit equity returns and mortgage loans; and (iv) sponsoring investment programs. We receive a significant portion of our revenues from revenue bonds in our portfolio that are secured by properties held by investment programs we sponsor. We also receive a portion of our revenues from guarantees we make to certain of those investment programs.

        We derive a significant portion of our income from our investments in revenue bonds and related investments, which pay interest that is excludable from gross income for federal income tax. The remaining portion of our income is generated by fee earning activities that is included in gross income for federal income tax purposes.

        While we hold a small portion of our revenue bond and loan investments directly, we acquire and hold most of our revenue bonds and conduct almost all of our taxable business through our subsidiaries. For a more complete description of our relationship with our subsidiaries, see "--Entity Structure," below. Accordingly, our shareholders' interests in the cash flow from investments held by our subsidiaries are subordinate to the rights of the debt holders, preferred shareholders and senior interest holders of our subsidiaries.

        Our common shares trade on the American Stock Exchange under the symbol "CHC."

Tax Status


        We, and a majority of our subsidiaries, are each either treated as partnerships or disregarded for federal income tax purposes. Therefore, we pass through to our shareholders, in the form of distributions, income (including federally tax-exempt income) derived from our investments without paying federal income tax on that income. We intend to operate so that a substantial portion of our ordinary income will be excluded from gross income for federal income tax purposes. Other income, such as capital gains and taxable interest income, as well as any dividend income from CM Corp., generally will be subject to tax. We expect that for the year ending December 31, 2003, no less than 95% of our distributions to our shareholders will be excludable from their gross income for federal income tax purposes. For the calendar year ended December 31, 2002, approximately 96% of our distributions consisted of federally tax-exempt income. See "Risk Factors--Risks relating to our Company and the operation of our business--Our classification as a publicly-traded partnership not taxable as a corporation is not free from doubt and could be challenged" and "Federal Income Tax Considerations."

Our Management


        We operate our day-to-day activities and select our investments utilizing the services and advice provided by our newly-acquired subsidiary, Related Capital, subject to the supervision and review of our board of trustees. See "- Our Acquisition of Related Capital," below. Related Capital's management team has an average of 19 years of experience in the real estate industry.

Our Acquisition of Related Capital


        On November 17, 2003, we acquired 100% of the ownership interests in and substantially all of the businesses operated by Related Capital (other than specific excluded interests). The acquisition enabled us to become an internally-managed company.

        The acquisition was structured so that the selling principals of Related Capital contributed their ownership interests in Related Capital to CCC, in exchange for approximately 15,854,505 special common units in CCC. 310,400 special common units were also issued to certain employees of Related Capital. The special common units are exchangeable for cash or, at our option, common shares on a one-to-one basis. All of the selling principals were also issued one special preferred voting share of our Company for each special common unit they received. The special preferred voting shares have no economic interest, but entitle the holder to one vote per special preferred voting share on all matters subject to a vote of the holders of our common shares. One of the selling principals also received $50 million in cash.

        The selling principals of Related Capital included its four executive managing partners (Messrs. Boesky, Hirmes, Schnitzer and Ms. Kiley), all of whom are members of our board of trustees, a former principal of Related Capital and an affiliate of The Related Companies, L.P., a New York limited partnership with a majority of its equity controlled by Mr. Ross, who is also the Chairman of our board of trustees.

        As a result of the acquisition, the beneficial ownership in our Company of (i) TRCLP equals approximately 15.4% and (ii) the other selling principals (other than the former principal of Related Capital) equals approximately 7.1%.

Entity Structure

The following diagram depicts our organizational structure as of December 31, 2003:

                               [GRAPHIC OMITTED]


(1) Related Capital, an indirect, wholly-owned subsidiary, provides management services for us and certain of our subsidiaries.
(2) The special common units are held by the selling principals and certain current employees of Related Capital.

Our Offices

Our principal executive offices are located at 625 Madison Avenue, New York, New York 10022. Our phone number is (212) 317-5700.

                            DESCRIPTION OF OUR SHARES


        The following description of our shares does not purport to be complete and is qualified in its entirety by reference to applicable Delaware law, and to provisions of our trust agreement and bylaws, each as amended and restated, copies of which are exhibits to the registration statement of which this prospectus is a part.

Overview


        Subject to limitations prescribed by Delaware law and our trust agreement, our board of trustees is authorized to issue 100,000,000 shares of beneficial interest (common, preferred and otherwise), to classify or reclassify any unissued beneficial interests, to provide for the issuance of beneficial interests in other classes or series of securities, to establish the number of beneficial interests in each class or series and to fix the preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms.

        As of the date of this prospectus, our issued and outstanding shares of beneficial interest consist of (i) common shares; (ii) two separate series of preferred shares designated Convertible Community Reinvestment Act Preferred Shares (which we refer to collectively as "CRA Shares"); and (iii) Special Preferred Voting Shares. Two of our subsidiaries, Charter Mac Equity Issuer Trust and CCC, have also issued equity. See "Description of our Preferred Shares and Special Common Units," below. All of our common shares outstanding are currently listed for trading on the American Stock Exchange under the symbol "CHC."

        Subject to the American Stock Exchange rules which require shareholder approval for certain issuances of securities, we may issue additional shares from time to time in one or more series, generally without shareholder approval, with such preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption as are permitted by Delaware law and as established by our board of trustees.

Description of our Common Shares

        General. Our common shares have equal dividend, liquidation and other rights, and have no preference, appraisal or exchange rights. Holders of our common shares have no conversion, sinking fund or redemption rights, or preemptive rights to subscribe for any of our securities.

        Distributions. Subject to any preferential rights of any outstanding shares or series of shares, our common shareholders are entitled to receive distributions, when and as authorized by our board of trustees, out of legally available funds. We anticipate that we will pay distributions on our common shares quarterly, subject to declaration by our board of trustees.

        Voting Rights. Our common shareholders have no right to participate in the control of our business. However, our common shareholders have been granted certain voting rights which are set forth in our trust agreement. Holders of our common shares, as a class, have the power to vote on all matters presented to our shareholders, except as otherwise provided by Delaware law. Pursuant to our trust agreement, our common shareholders are entitled to one vote per common share on all matters voted on by shareholders and, except as provided in our trust agreement in respect of any other class or series of beneficial interests, the holders of such common shares exclusively possess all voting power and have been granted the right to vote upon: (i) the election of our board of trustees,
(ii) our merger, consolidation or termination and dissolution, (iii) sale of all or substantially all of our assets and (iv) amendment of our

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


trust agreement (except in certain limited circumstances), provided that provisions relating to the limitation of liability and indemnification may only be amended prospectively.

        Registrar and Transfer Agent. The registrar and transfer agent for our common shares is EquiServe Trust Company, N.A., P.O. Box 8694, Edison, NJ, 08818.

        Registration Rights. We have entered into the following registration rights agreements in connection with our (i) issuances of CRA Shares and (ii) issuances of special common units of CCC:

        (i) Issuances of CRA Shares. In connection with our issuances of CRA Shares, we entered into registration rights agreements pursuant to which we agreed to register the common shares issuable to the holders of CRA Shares upon conversion of their CRA Shares. These registration statements have been filed with the SEC. The common shares issuable upon exchange of the CRA Shares will be listed on the American Stock Exchange under the symbol CHC.

        The registration rights agreements provide that we will indemnify and hold harmless the selling shareholders under those agreements against losses, claims, damages, or liabilities (or actions in respect thereof) to which such individuals may become subject under Federal and state securities laws which arise out of (i) any untrue statement or alleged untrue statement of a material fact contained in a registration statement (or any amendment or supplement thereto) pursuant to which their common shares were registered under the Securities Act of 1933, as amended, (ii) any untrue statement or alleged untrue statement of a material fact contained in any prospectus (or any amendment or supplement thereto), or (iii) the omission or alleged omission from a registration statement or prospectus (or amendments thereto) of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The registration rights agreements also provide that we will reimburse the selling shareholders (and the officers, directors or controlling persons of the selling shareholders) for any legal or any other expenses reasonably incurred by such individuals in connection with investigating or defending any such loss, claim, damage, liability or action.

        However, the indemnity discussed above does not apply to the selling shareholders if the loss, claim, damage or liability arises out of (i) any untrue statement or omission made by us in a registration statement or prospectus (or any amendment or supplement thereto) in reliance upon, and in conformity with, written information furnished to us by the selling shareholders specifically for use in, or the preparation of, such registration statement or prospectus (or any amendment or supplement thereto), or (ii) such selling shareholders' failure to deliver an amended or supplemental prospectus, after having been provided copies of any such amended or supplemental prospectus by us, if such loss, liability, claim, damage or expense would not have arisen had such delivery occurred.

        (ii) Issuance of special common units of CCC. In connection with our acquisition of Related Capital, we entered into registration rights agreement with the selling principals of Related Capital and the employees of Related Capital who received special common units pursuant to which we agreed to file a shelf registration statement registering the resale of our common shares issuable upon exchange of the special common units. We are filing this prospectus to satisfy our obligations under this registration rights agreement. We have agreed to use our commercially reasonable efforts to cause this prospectus to be declared effective by the SEC as soon as possible after its filing. We are bearing the costs of registration, including, among other things, registration and filing fees, printing expenses, attorneys' fees, accountants' fees and other reasonable expenses.

        The registration rights agreement provides that we will indemnify and hold harmless the Selling Securityholders (and each person who controls such Selling Securityholders) and each officer, director, trustee, partner and employee of such Selling Securityholders under that agreement against losses, claims, damages, or liabilities and expenses incurred by such party arising out of (i) any untrue statement or alleged untrue statement of a material fact contained in the registration statement (or any amendment or supplement thereto) pursuant to which their common shares were registered under the Securities Act of 1933, as amended, (ii) any untrue statement or alleged untrue statement of a material fact contained in any prospectus (or any amendment or supplement thereto), or
(iii) the omission or alleged omission from a registration statement or prospectus (or amendments thereto) of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The registration rights agreements also provide that we will reimburse the Selling Securityholders (and the officers, directors or controlling persons of the Selling Securityholders) for any legal or any other expenses reasonably incurred by such individuals in connection with investigating or defending any such loss, claim, damage, liability or action or
(iv) any violation or alleged violation by our Company of federal or state securities laws in connection with the registration statement.

        However, the indemnity discussed above does not apply to the Selling Securityholders if the loss, claim, damage or liability arises out of any untrue statement or omission made by us in the registration statement or prospectus (or any amendment or supplement thereto) in reliance upon, and in conformity with, written information furnished to us by the Selling Securityholders specifically for use in, or the preparation of, such registration statement or prospectus (or any amendment or supplement thereto).

Description of our Preferred Shares

    Community Reinvestment Act Preferred Shares


        We have issued, and may in the future issue, two separate series of CRA Shares. Our CRA Shares are entitled to the same economic benefits as our common shares but receive a preference with respect to certain regulatory benefits which are described below. With the exception of the conversion rate and notice provisions, the terms of both series of CRA Shares are the same.

        Our CRA Shares are intended to enable banks and similar institutions to obtain positive consideration under the Community Reinvestment Act. The Community Reinvestment Act, enacted in 1977, encourages banks and similar institutions insured by the Federal Deposit Insurance Corporation to invest in projects that promote community development, particularly in low and moderate income neighborhoods. The Community Reinvestment Act does this by awarding such banks and similar institutions, "credits" based upon the amount of funds they invest in "qualifying" projects. Examples of qualifying projects include, among others, those investments that provide affordable housing for low or moderate income individuals, or fund activities that revitalize or stabilize low or moderate income areas. We invest in revenue bonds that fund these types of investments. We believe that an investment in our Company through our CRA Shares will qualify for credits under the Community Reinvestment Act. Each CRA shareholder may be entitled to an allocation of these credits based upon the aggregate amount of their investment in us, for Community Reinvestment Act purposes.

        Our CRA Shares rank (i) on parity (pro rata based on the number of shares) with our common shares and all other CRA Shares with respect to payment of distributions and rights upon our liquidation, dissolution and winding up and
(ii) pari passu with all other CRA Shares with respect to CRA Credit allocations. Our income and loss is also allocated pro rata (based on the number of shares) among our common shareholders and our CRA shareholders. In this regard, in the event of (i) the payment of distributions payable in our common shares or securities convertible into our common shares, (ii) the issuance to all holders of our common shares of certain rights, options or warrants entitling them to subscribe for or purchase common shares at a price per share less than the fair market value per common share, and (iii) all other distributions to the holders of our common shares or evidences of our indebtedness or our assets, our CRA shareholders will receive for each CRA Share held, the same payment, issuance or distribution payable for each common share held. For example, if we pay a distribution with respect to our common shares or to securities convertible into our common shares, and common shareholders are entitled to receive two common shares for each common share they hold, the CRA shareholders will also receive two common shares for each CRA Share they hold. In connection with the foregoing payments, issuances or distributions, we will take whatever actions we consider to be advisable in order that both our common and CRA shareholders will be treated the same for federal income tax purposes.

     Special Preferred Voting Shares


        In connection with our acquisition of Related Capital, each holder of special common units acquired one special preferred voting share (at $.01 per share) for each special common unit they received.

        Voting rights. The special preferred voting shares entitle the holders of the special common units to vote, on a one-to-one basis, on all matters subject to a vote of the holders of our common shares. We have the right to require that each special preferred voting share be redeemed (for $.01 per share) and cancelled simultaneously upon the exchange of a special common unit by the holder into cash or our common shares. Other than the payment of the $.01 per share upon redemption of the special preferred voting shares or the liquidation of our Company, the special preferred voting shares are not entitled to any distributions or other economic rights.

        Voting Agreement. The selling principals of Related Capital (other than the former principal of Related Capital) entered into a voting agreement which governs the voting of all of their special preferred voting shares, common shares issuable upon exchange of their special common units and any other common shares currently owned or which may be acquired by them in the future. The voting agreement provides that such selling principals of Related Capital will
(a) vote on any matter requiring a vote of our common shareholders not more than 90% of the voting power represented by the special preferred voting shares (and any common shares to be issued in exchange for the special common units) for a period of two years; (b) vote their common shares or special preferred voting shares in favor of the election of any independent trustee approved by our board of trustees or in the same proportion as the unaffiliated holders of our common shares vote in such election, and (c) not exercise any right as a shareholder of our Company to nominate any independent trustee. With the exception of Mr. Ross, whose voting agreement remains in effect as long as he owns any of our special preferred voting shares or common shares, the voting agreement will terminate for each of the remaining four selling principals at the time he or she is no longer an employee, officer or trustee of our Company.

Description of our Subsidiaries' Outstanding Equity

    Charter Mac Equity Issuer Trust--Preferred Shares


        Our subsidiary the Equity Trust, has issued preferred shares to institutional investors with an aggregate liquidation amount of approximately $273.5 million. Attributes of each series of Cumulative Preferred Shares are as follows:

                                  Total
                                  Liquidation
                                  Amount                          Annual
        Preferred Series          ($ in thousands)                Dividend Rate
-------------------------------------------------------------------------------
        Series A                  90,000                          6.625%
        Series A-1                24,000                          7.100%

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


        Series A-2                31,000                          6.300%
        Series A-3                30,000                          6.800%
        Series B                  55,000                          7.600%
        Series B-1                18,500                          6.800%
        Series B-2                25,000                          7.200%
-------------------------------------------------------------------------------


        We collectively refer to the Series A Cumulative Preferred Shares, Series A-1 Cumulative Preferred Shares, Series A-2 Cumulative Preferred Shares and Series A-3 Cumulative Preferred Shares as the "Series A Shares." We collectively refer to the Series B Subordinate Cumulative Preferred Shares, Series B-1 Subordinate Cumulative Preferred Shares and Series B-2 Subordinate Cumulative Preferred Shares as the "Series B Shares." We also collectively refer to the Series A Shares and the Series B Shares as the "Cumulative Preferred Shares."

        The Cumulative Preferred Shares are not convertible into common shares of the Equity Trust or our common shares. The Cumulative Preferred Shares have an annual preferred dividend payable quarterly in arrears on January 31, April 30, July 31 and October 31 of each year, but only upon declaration thereof by the Equity Trust's board of trustees and only to the extent of the Equity Trust's tax-exempt income (net of expenses) for the particular quarter. Since inception, all quarterly distributions have been declared at the stated annualized dividend rate for each respective series.

        The Series A Shares all have identical terms except as to the distribution commencement date, the annual preferred dividend rate, the remarketing date, the mandatory repurchase date and the liquidation amount per share. The Equity Trust may not redeem the Series A, A-1 and A-2 preferred shares before June 30, 2009 and they are subject to mandatory tender for remarketing and purchase on such date and each remarketing date thereafter at a price equal to their respective per share liquidation amounts plus an amount equal to all distributions accrued but unpaid on the Series A, A-1 and A-2 preferred shares. The Equity Trust may not redeem the Series A-3 preferred shares before October 31, 2014 and they are subject to mandatory tender for remarketing and purchase on such date and each remarketing date thereafter at a price equal to its per share liquidation amount plus an amount equal to all distributions accrued but unpaid on the Series A-3 preferred shares. Holders of the Series A Shares may elect to retain their shares upon remarketing, with a distribution rate to be determined immediately prior to the remarketing date by the remarketing agent. After the initial remarketing dates, all or a portion of the shares may be redeemed, subject to certain conditions. Each holder of the Series A, Series A-1 and Series A-2 preferred shares, and each holder of the Series A-3 preferred shares, will be required to tender its shares to the Equity Trust for mandatory repurchase on June 30, 2049 and October 31, 2052, respectively, unless the Equity Trust decides to remarket the shares on such dates.

        The Series A Shares rank, with respect to payment of distributions and amounts upon liquidation, dissolution or winding-up of the Equity Trust, senior to the Series B Shares and all classes or series of common shares of the Equity Trust and, therefore, effectively rank senior to our common shares, our CRA Shares and our preferred shares, if any.

        The  Series  B  Shares  all  have  identical  terms,  except  as to  the distribution commencement date, the annual preferred dividend rate, the remarketing date and the mandatory repurchase date. The Equity Trust may not redeem the Series B and Series B-1 preferred shares before November 30, 2010 and they are subject to mandatory tender for remarketing and purchase on such date and each remarketing date thereafter at a price equal to their per share liquidation amount plus an amount equal to all distributions accrued but unpaid on the Series B and Series B-1 preferred shares. The Equity Trust may not redeem the Series B-2 preferred shares before October 31, 2014, and they are subject to mandatory tender for remarketing and purchase on such date and each remarketing date thereafter at a price equal to its per

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


share liquidation amount plus an amount equal to all distributions accrued but unpaid on the Series B-2 preferred shares. Holders of the Series B Shares may elect to retain their shares upon remarketing, with a distribution rate to be determined immediately prior to the remarketing date by the remarketing agent. After the initial remarketing dates, all or a portion of the shares may be redeemed, subject to certain conditions. Each holder of the Series B and Series B-1 preferred shares and each holder of the Series B-2 preferred shares will be required to tender its shares to the Equity Trust for mandatory repurchase on November 30, 2050 and October 31, 2052, respectively, unless the Equity Trust decides to remarket the shares on such dates.

        The Series B Shares rank, with respect to payment of distributions and amounts upon liquidation, dissolution or winding up of the Equity Trust, senior to all classes or series of common shares of the Equity Trust and, therefore, effectively rank senior to our common shares, our CRA Shares and our preferred shares, if any, and junior to the Series A Shares.

        The Equity Trust is subject to, among others, the following covenants with respect to the Cumulative Preferred Shares:

        Tax-exempt interest and distributions. The Equity Trust may only acquire new investments that it reasonably believes will generate interest and distributions excludable from gross income for federal income tax purposes. The Equity Trust will dispose of any investment the interest on which becomes includable in gross income for federal income tax purposes, for any reason, as soon as commercially practicable.

        Leverage. The Equity Trust will not, and will not permit any of its subsidiaries to, directly or indirectly, incur any obligation except if (i) the Equity Trust is not in default under its trust agreement, (ii) the Equity Trust has paid or declared and set aside for payment all accrued and unpaid distributions on the Cumulative Preferred Shares, and (iii) after giving effect to the incurrence of the obligation, the leverage ratio on the portfolio is less than 0.6 to 1.0.

        Failure to pay distributions. If the Equity Trust has not paid in full six consecutive quarterly distributions on the Cumulative Preferred Shares, the Equity Trust is required to reconstitute its board of trustees so that a majority of the board of trustees consists of trustees who are independent with respect to the Equity Trust, us, or our subsidiaries.

        Allocation of Taxable Interest Income and Market Discount. The Equity Trust will specially allocate taxable interest income and market discount that is taxable as ordinary income to us. Market discount, if any, may arise where the Equity Trust acquires a bond other than upon its original issuance for less than its stated redemption price at maturity and the difference is greater than a de minimis amount (generally 1/4 of 1% of a bond's stated redemption price at maturity multiplied by the number of complete years to maturity).

        Limitation on Issuance of Preferred Equity Interests. The Equity Trust may not issue preferred equity interests that are senior to the Series A Shares without the consent of a majority of the holders of the Series A Shares. The Equity Trust may not issue any preferred equity interests that are equal in rank to the Cumulative Preferred Shares unless certain conditions are met, including that the amount of such preferred equity interests is limited, the Equity Trust has paid or declared and set aside for payment all accrued and unpaid distributions on the Cumulative Preferred Shares to holders, and there is no default or event of default under the Equity Trust's trust agreement.

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


    Special Common Units


        In connection with our acquisition of Related Capital, CCC issued membership interests in the form of "special common units."

        Features of the Special Common Units. The features of the special common units are as follows: (a) the special common units are exchangeable, subject to anti-dilution adjustments and some other restrictions set forth in the exchange rights agreement (see "-Exchange Rights," below) at the election of the holders of the special common units, for cash equal to the average closing price of our common shares for the five consecutive trading days immediately preceding the date we receive a notice of exchange; provided, that we may choose, at our sole discretion, to satisfy this exchange right by exchanging the special common units for common shares on a one-to-one basis, in lieu of cash; (b) distributions will be paid to the holders of special common units at the same time as, and only if, distributions are paid to holders of our common shares; and (c) distributions paid to the holders of special common units will consist of taxable income.

        Distributions on the special common units. Holders of special common units are entitled to distributions at the same time as, and only if, dividends are paid on our common shares. Unlike dividends payable to holders of our common shares, which consist of substantially tax-exempt income, distributions payable to holders of the special common units will consist of taxable income. The initial quarterly distribution on the special common units is $0.51 per share. Subsequent distributions to the holders of special common units will be increased (or decreased) proportionately with increases (or decreases) in dividends paid to holders of our common shares.

        To the extent that, in any year, CCC does not have sufficient cash flow to pay the entire distribution due on the special common units, we have agreed to contribute or to lend to CCC all but $5 million of these distributions. The remaining shortfall, if any, will earn interest at a market rate and will be payable at the time CCC has sufficient cash flow.

        Governance/voting rights. Holders of the special common units may not take part in the operation, management or control of CCC's business and do not have any voting rights. This notwithstanding, the consent of a majority of the holders of the special common units will be required to approve the following "Capital Transactions" related to CCC: (a) the dissolution or liquidation of CCC; (b) the sale, assignment, transfer or pledge of assets of CCC outside the ordinary course of business; (c) a merger or consolidation with another entity where CCC (1) is not the surviving entity; (2) issues special common units in connection with the merger or consolidation; or (3) makes any change to the CCC operating agreement or certificate of formation; (d) any distribution by CCC (other than cash distributions); (e) specified transfers of assets and other transactions that would result in recognition of taxable income to the selling principals of Related Capital; or (f) the issuance of additional interests in CCC.

        Consent will not be required with respect to any action referred to in clause (b) or (e) above, if the action is with an unaffiliated third party and at the time of the transaction, CCC distributes to the holders of special common units cash in an amount sufficient to offset any tax payable on any gain recognized by them as a result of these actions.

        If we decide to sell or dispose of all or substantially all of our Company's assets or equity interests (an "Extraordinary Transaction"), structured in a way that requires a Capital Transaction to occur, we may consummate the Extraordinary Transaction without the consent of the holders of the special common units provided that the Extraordinary Transaction either (a) entitles the holders of the special common units to retain their special common units, (b) provides that our shareholders receive more than 50% of the aggregate value of the consideration to be paid to them in cash or (c) occurs more than five years after the closing of the acquisition transaction, and further provided that if the holders of the special common units are not entitled to retain their special common units, those holders will be required to exchange their special common units pursuant to the exchange rights agreement.

        Exchange Rights. Each holder of special common units has the right, upon expiration of any lock-up period, to (a) exchange all or a portion of their special common units for cash and (b) receive cash in an amount equal to any accrued but unpaid distributions with respect to the special common units being exchanged (not including accrued and unpaid distributions for the quarterly period in which the exchange occurs). In lieu of cash, we may, at our discretion, exchange such special common units (and any accrued but unpaid distributions) for common shares on a one-to-one basis, subject to anti-dilution adjustments. Exchanges may only be made in amounts equal to or greater than 1,000 special common units, unless a holder owns less than 1,000 special common units, in which case that holder may exchange the entire amount held.

Trust Agreement and Bylaw Provisions and Certain Provisions of Delaware Law


The following summary of certain provisions of Delaware law and our trust agreement does not purport to be complete and is subject to and qualified in its entirety by reference to Delaware law and our trust agreement.


        Our Board of Trustees. Our business and affairs are managed by a board of managing trustees. Our board of trustees consists of not less than three nor more than sixteen managing trustees, of which a majority must be "independent", which means they may not be our officers or employees, related to our officers nor represent concentrated or family holdings of our voting interests, and who, in the view of our board of trustees, are free from any relationship that would interfere with the exercise of independent judgment with respect to matters relating or pertaining to our affairs. Currently, our board consists of fifteen managing trustees, of which eight are independent. As long as Thomas W. White is on the board of trustees, a majority of the board of trustees by at least one managing trustee must be independent. Upon Thomas W. White's ceasing to serve as a managing trustee for any reason, including by reason of his resignation or removal or otherwise, and at all times thereafter, a majority of the board of trustees by at least two managing trustees must be independent trustees (e.g. if the total number of managing trustees is nine, independent trustees must comprise at least six members of the board of trustees). The total number of managing trustees may be increased or decreased pursuant to the bylaws, but shall never be less than the minimum number, if any, required by the Delaware Act nor more than sixteen.

        Each of our independent trustees is entitled to receive annual compensation of $30,000 for serving as a managing trustee. This compensation is payable either (i) half in cash and half in common shares or (ii) entirely in common shares, at the option of the independent trustee. Independent trustees may be granted additional cash compensation for serving on a committee of our board of trustees at the discretion of our compensation committee.

        Our board of trustees establishes written policies on investments and borrowings and monitors our administrative procedures, investment operations and performance as well as monitoring our management team to assure that such policies are carried out. The independent trustees are responsible for reviewing our investment policies not less often than annually and with sufficient frequency to determine that the policies being followed are in the best interests of our shareholders.

        Wilmington Trust Company, a Delaware banking corporation, is also one of our trustees. Wilmington Trust Company has been appointed as registered trustee solely to satisfy certain requirements

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


of the Delaware Act and its duties and responsibilities with respect to us and our shareholders are very limited.

        So long as the holders of the special common units own, in the aggregate, 7.5% or more of our outstanding voting securities (a) there must be at least fourteen trustees on our board of trustees, consisting of at least six non-independent trustees and at least eight independent trustees and (b) holders of a majority of the outstanding special voting preferred shares will have the right, in lieu of our board of trustees (or nominating committee thereof) to elect to our board of trustees any non-independent trustees to fill a vacancy and to nominate any non-independent trustees for election at any annual or special meeting of our shareholders. This power of nomination will not affect the right of the holders of our common shares to also nominate their choices for the non-independent trustee nominees. After the date upon which the holders of the special preferred voting shares own, in the aggregate, less than 7.5% of our outstanding voting securities, the nominating committee will have the right to nominate non-independent trustees to fill a vacancy (which vacancies will be filled by the affirmative vote of a majority of our board of trustees) or to stand for election at any annual or special meeting.

        Additional Classes and Series of Shares. Our trust agreement authorizes us to issue 100,000,000 shares and authorizes our board of trustees to classify or reclassify any unissued beneficial interests, to provide for the issuance of beneficial interests in other classes or series of securities, to establish the number of beneficial interests in each class or series and to fix the preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption of such class or series. We believe that the ability of our board of trustees to issue one or more classes or series of beneficial interests provides us with increased flexibility in structuring possible future financings and acquisitions, and in meeting other needs which might arise. Subject to the American Stock Exchange rules which require shareholder approval for certain issuances of securities, the additional classes or series, as well as the common shares, will be available for issuance without further action by our shareholders. See "Risk Factors--Risks relating to our Company and the operation of our business--There are possible adverse effect arising from shares available for future sale." Although our board of trustees has no intention at the present time of doing so, it could issue a class or series that could, depending on the terms of such class or series, delay, defer or prevent a transaction or a change in control of our Company that might involve a premium price for holders of our common shares or otherwise be in their best interest.

        Staggered Board. Our trust agreement provides that our board of trustees has three classes of managing trustees. The terms of the first, second and third classes will expire in 2004, 2005 and 2006, respectively. Managing trustees for each class will be chosen for a three-year term upon the expiration of the current class' term. The use of a staggered board makes it more difficult for a third-party to acquire control over us.

        Advance Notice of Managing  Trustee  Nominations  and New Business.  Our
bylaws provides that (i) with respect to an annual meeting of common shareholders, nominations of persons for election to our board of trustees and the proposal of business to be considered by common shareholders may be made only (a) pursuant to our notice of meeting, (b) by our board of trustees, or (c) by a common shareholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in our trust agreement, and (ii) with respect to special meetings of common shareholders, only the business specified in our notice of meeting may be brought before the meeting of common shareholders, and nominations of persons for election to our board of trustees may be made only (a) pursuant to our notice of the meeting, (b) by our board of trustees, or (c) provided that our board of trustees has determined that managing trustees shall be elected at such meeting, by a common shareholder who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in our bylaws.

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


        The advance notice provisions set forth in our bylaws could have the effect of delaying, deferring or preventing a transaction or a change in control of our Company that might involve a premium price for holders of common shares or otherwise be in their best interest.

        Term and Dissolution. We have perpetual existence, but may be dissolved at an earlier date (i) upon the recommendation of our board of trustees and the approval of shareholders by majority vote and (ii) by order of a court of competent jurisdiction to judicially dissolve our Company if it is no longer reasonably practicable to continue the business and affairs of our Company as contemplated by our trust agreement.

        Upon dissolution of our Company, our assets will be liquidated and the proceeds of liquidation will be applied first to the satisfaction (whether by payment or reasonable provision for payment thereof) of obligations of our Company to third parties (including holders of senior interests created through our securitization programs and preferred shareholders of our subsidiaries) and then to payment of liquidation expenses. Any remaining proceeds will then be distributed to our shareholders.

        Change of Control; Anti-Takeover Provisions. Our trust agreement contains provisions that might have the effect of delaying, deferring or preventing a transaction or a change of control of our Company that might involve a premium price for our common shares, or otherwise be in the best interest of our shareholders. See "Risk Factors--General risks related to our Company--Our anti-takeover provisions may discourage third-party proposals" for a discussion of these anti-takeover provisions.

        Voting Rights of our Shareholders. Our shareholders have no right to participate in the control of our business. However, our common shareholders have been granted certain voting rights which are set forth in our trust agreement. The common shareholders, as a class, have the right to vote upon:

        o   the election of our board of trustees;

        o   merger, consolidation or conversion and dissolution of our Company;

        o   sale of all or substantially all of our assets; and

        o   amendment  of  our  trust  agreement   (except  in  certain  limited
            circumstances), provided that provisions relating to the limitation of liability and indemnification may only be amended prospectively.


        Amendments to our Trust Agreement. In general, our trust agreement may be amended by the affirmative vote or written consent of the holders of not less than a majority of the common shares then outstanding and entitled to vote thereon.

        Meetings. We will hold annual meetings of our common shareholders to elect managing trustees whose terms have expired. Our board of trustees may at any time call a meeting of common shareholders or call for a vote, without a meeting, of the common shareholders on matters on which they are entitled to vote, and shall call for such meeting or vote following receipt of a written request therefor of common shareholders holding 10% or more of the outstanding common shares.

        Borrowing Policies. Our trust agreement permits us to only incur financing or leverage (as defined in our trust agreement) of up to 50% of our total market value (calculated at the time any additional financing or leverage is incurred). Our trust agreement defines "total market value" as the greater of
(i) the sum of (a) the aggregate market value of our outstanding shares (including, without limitation, our common shares, preferred shares and special common units), and (b) our total leverage or

(ii) the aggregate value of our assets as determined by Related Capital based upon third-party or management appraisals and other criteria as our board of trustees shall determine in its sole discretion. In light of a recently announced accounting standard which requires certain financial instruments (including the Equity Trust preferred shares) to be presented as liabilities that were previously presented as equity, we recently amended the definition of leverage or other financing to carve-out previously-issued Equity Trust preferred shares from the definition of financing or leverage. The definition now provides that preferred equity securities issued by us or our subsidiaries and outstanding as of October 31, 2003 (which include previously issued Equity Trust preferred shares) are not deemed to be "financing or leverage" for purposes of determining the 50% leverage limitation.

        Indemnification and Limitation of Liability. The Delaware Act provides that, except to the extent otherwise provided in the governing instrument of a statutory trust, a trustee, when acting in such capacity, shall not be personally liable to any person other than the statutory trust or a beneficial owner for any act, omission or obligation of the statutory trust or any trustee thereof. In addition, the Delaware Act provides that, except to the extent otherwise provided in the governing instrument of a statutory trust, an officer, employee, manager or other person acting on behalf of the statutory trust, when acting in such capacity, shall not be personally liable to any person other than the statutory trust or the beneficial owner for any act, omission or obligation of the statutory trust or any trustee thereof.

        The Delaware Act provides that, subject to such standards and restrictions, if any, as are set forth in the governing instrument of a statutory trust, a statutory trust shall have the power to indemnify and hold harmless any trustee or beneficial owner or other person from and against any and all claims and demands whatsoever.

        Our trust agreement requires us to indemnify our present and former trustees, among others (any such person, an "indemnified party"), against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the trustee was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the indemnified party actually received an improper personal benefit in money, property or services, or (c) in the case of any criminal proceeding, the indemnified party had reasonable cause to believe that the act or omission was unlawful. In addition, our trust agreement requires us, as conditions to advancing expenses, to obtain
(i) a written affirmation by the indemnified party of his or its good-faith belief that he or it has met the standard of conduct necessary for indemnification by our Company as authorized by our trust agreement and (ii) a written statement by him or it or on his or its behalf to repay the amount paid or reimbursed by us if it shall ultimately be determined that the standard of conduct was not met. Our trust agreement also requires us to provide indemnification and advance of expenses to a present or former indemnified party who served a predecessor of our Company in such capacity, and to any employee or agent of our Company or a predecessor of our Company.

        We have obtained a liability insurance policy for our trustees and officers, as well as the trustees and officers of our subsidiaries.

        Liability of Shareholders. We are governed by the laws of the State of Delaware. Under our trust agreement and the Delaware Act, our shareholders will be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the General Corporation Law of the State of Delaware.

        In general, stockholders of Delaware corporations are not personally liable for the payment of a corporation's debts and obligations. They are liable only to the extent of their investment in the Delaware corporation. In addition, under the Delaware Act, neither the existence of certain powers in our trust agreement that may be exercised by our shareholders nor the exercise of such powers will cause such shareholders to be deemed to be a trustee of our Company or to be held personally liable for our acts, omissions and obligations.

        The principles of law governing the limitation of liability of beneficial owners of a statutory trust have not been authoritatively established as to statutory trusts organized under the laws of one jurisdiction but operating or owning property, incurring obligations or having beneficiaries resident in other jurisdictions. A number of states have adopted legislation containing provisions comparable to the provisions of the Delaware Act. Accordingly, in such states, the limitation of liability of our shareholders provided by the Delaware Act should be respected.

        In those jurisdictions which have not adopted similar legislative provisions, questions exist as to whether such jurisdictions would recognize a statutory trust, absent a state statute, and whether a court in such jurisdictions would recognize the Delaware Act as controlling. If not, a court in such jurisdiction could hold that the shareholders are not entitled to the limitation of liability set forth in our trust agreement and the Delaware Act and, as a result, are personally liable for our debts and obligations.

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


                        FEDERAL INCOME TAX CONSIDERATIONS


        The following is a summary of certain of the federal income tax considerations which may be material to a typical shareholder who is a United States person and is based upon the Code, judicial decisions, final, temporary and proposed treasury regulations and administrative rulings and pronouncements of the IRS. No attempt has been made to comment on all federal income tax matters affecting our Company or our shareholders. The discussion does not purport to deal with federal income or other tax consequences applicable to an investment by certain categories of shareholders, including, without limitation, tax-exempt organizations, dealers in securities, banks, insurance companies, Subchapter S corporations, regulated investment companies, real estate investment trusts and persons who are not citizens or residents of the United States, and is not to be construed as tax advice.

        No ruling on the federal, state or local tax considerations relevant to the issuance of the common and preferred shares, the debt characterization of the revenue bonds, the tax-exempt character of interest on certain of the revenue bonds or other bond-related investments, the classification of our Company as a partnership, or any other issue relevant to this offering has been, or will be, requested from the IRS or from any other tax authority. Moreover, no assurance can be given that the conclusions reached by Paul Hastings will be accepted by the IRS or, if challenged by the IRS, sustained in court.

        This summary is based on current legal authority and there is no assurance that legislative or administrative changes or court decisions will not occur which could significantly modify the statements and opinions expressed herein, possibly with retroactive effect.


YOU SHOULD CONSULT YOUR OWN TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN INCOME TAX CONSEQUENCES TO YOU PRIOR TO PURCHASING OUR COMPANY'S COMMON SHARES.

General

Entity status of our Company and our subsidiaries. Each holder of our Shares will agree to treat our Shares as a partnership interest for federal income tax purposes. Based upon representations from us, Paul Hastings has rendered its opinion that, although the issue is not free from doubt, we have been and are properly treated as a partnership, and not as a publicly traded partnership or association taxable as a corporation, for federal income tax purposes. Accordingly, our shareholders, subject to the discussion regarding publicly traded partnerships below, will be partners in such partnership for federal income tax purposes, and the allocations of tax-exempt income by us to the shareholders will be excludable from gross income for purposes of federal income taxation.

Our common shares are publicly traded. In order for us not to be treated as a publicly traded partnership taxable as a corporation, 90% or more of our gross income each year must consist of interest and other types of passive income. Interest earned by our Company may only be included for purposes of this test if
(a) the interest does not depend on the income or profits of any person and (b) the interest is not derived in the conduct of a financial business. We have represented that, in the current taxable year and future taxable years, we anticipate that income described in clause (a) will, together with any other non-qualifying income, constitute less than 10% of its gross income. There is no definitive guidance as to the level of activity that may, for purposes of clause
(b), cause us to be treated as if we were engaged in a financial business. There is no assurance that the IRS will not successfully contend that our Company is engaged in a financial business or earns more than 10% of our gross income from such a business and, therefore, is a publicly traded partnership taxable as a corporation.

If our Company in any taxable year were taxable as a corporation for federal income tax purposes, our income and deductions would be reported only on our tax return rather than being passed through to our shareholders and we would be required to pay income tax at corporate rates on any portion of our income that did not constitute tax-exempt income. In this regard, a portion of our tax-exempt income may be included in determining our alternative minimum tax liability. The imposition of any such tax would reduce the amount of cash available to be distributed to our shareholders. In addition, distributions from our Company to our shareholders would be ordinary dividend income to such shareholders to the extent of our earnings and profits, which would include our tax-exempt income as well as any other taxable income we might have. Payments of such distributions would not be deductible by our Company. Similarly, if any of our subsidiaries (other than CM Corp. and PW Funding) were treated as a corporation for federal income tax purposes, rather than as a partnership or a disregarded entity, adverse consequences could result.

Treatment as a Taxable Mortgage Pool Taxable as a Corporation. If, for federal income tax purposes, we were classified as a taxable mortgage pool within the meaning of Section 7701(i) of the Code, we would be taxable as a corporation. A taxable mortgage pool is an entity (i) substantially all of the assets of which consist of debt obligations and more than 50% of such debt obligations consists of real estate mortgages, (ii) which is an obligor of debt with two or more maturities and (iii) under the terms of the debt obligations under clause (ii), payments bear a relationship to payments on the debt obligations described in clause (i). The IRS has the authority to treat certain equity interests in issuers as debt for purposes of the taxable mortgage pool rules. However, we will not be treated as a taxable mortgage pool because of the absence of any relationship between the timing of payments on the debt obligations we hold (i.e., revenue bonds) and the timing of distributions on our equity interests (i.e., common and preferred shares).

Taxation of CM Corp. and PW Funding. Unlike our other subsidiaries, CM Corp. and PW Funding are taxable corporations, and will be required to pay income tax to the extent they realize taxable income. It is possible that the IRS may not agree with our determinations as to which expenses are allocable to CM Corp. and PW Funding and their ability to reduce their taxable income, and which expenses are allocable to us or our other subsidiaries. If all or a portion of the expenses that we allocate to CM Corp. and PW Funding are determined not to be deductible by CM Corp. or PW Funding, they could be required to pay additional tax, as well as interest and penalties. Additional tax, as well as interest and penalties, could also be payable by CM Corp. if the IRS determined that fees that we pay to Related Capital (a subsidiary of CM Corp.) were less than the amounts that would be payable if Related Capital were not related to us. In addition, any dividends paid by CM Corp. to us will be treated as ordinary income to us to the extent of CM Corp.'s earnings and profits, and any gain that may be realized if all or a portion of our ownership interest in CM Corp. is sold will result in taxable income.

Certain income tax considerations relating to our Company and our shareholders

Taxation of our Company and our shareholders. A partnership is not subject to federal income tax. Assuming we are classified as a partnership for tax purposes and not a publicly traded partnership taxable as a corporation, our Company will not be subject to federal income tax and each shareholder will be required to report on their income tax return their distributive share of our income, gain, loss, deduction and items of tax preference and will be subject to tax on their distributive share of our taxable income, regardless of whether any portion of that income is, in fact, distributed to such shareholder in the shareholder's taxable year within which or with which our taxable year ends. Thus, shareholders may be required to accrue income, without the current receipt of cash, if our Company does not make cash distributions while generating taxable income. Consequently, although it is not anticipated, a shareholder's tax liability with respect to its share of our taxable income may exceed the cash actually distributed in a given taxable year. We currently use the calendar year as our taxable year.

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


We will file a federal tax return on Form 1065 and will provide information as to each shareholder's distributive share of our income, gain, loss, deduction and items of tax preference on a Schedule K-1 supplied to such shareholder after the close of our fiscal year. In preparing such information, we will utilize various accounting and reporting conventions, some of which are discussed herein, to determine each shareholder's allocable share of income, gain, loss and deduction. There is no assurance that the use of such conventions will produce a result that conforms to the requirements of the Code, temporary and proposed treasury regulations or IRS administrative pronouncements and there is no assurance that the IRS will not successfully contend that such conventions are impermissible. Any such contentions could result in substantial expenses to our Company and our shareholders as a result of contesting such contentions, as well as an increase in tax liability to shareholders as a result of adjustments to their allocable share of our income, gain, loss and deduction. See "--Tax returns, audits, interest and penalties."

Tax-Exempt Income. We expect that substantially all of our interest income will constitute tax-exempt income. There are risks that certain amounts of interest income that our Company will report as tax-exempt may not qualify for such treatment. See "Risk Factors--Risks relating to our Company and the operation of our business--The value of our shares and our ability to make distributions of federally tax-exempt income depends upon the application of tax laws--Tax-exemption of our revenue bonds" and "--Taxable income." In addition, if the intended tax treatment of any of our subsidiaries other than CM Corp. and PW Funding were successfully challenged by the IRS, all or a part of the income derived by such subsidiaries may be subject to tax.

Allocation of income. Generally, built in gain or loss in our assets prior to the admission of our shareholders will be allocated to our existing shareholders. We are permitted to account for changes in the value of our assets subsequent to the date of the admission of a shareholder under one of three methods. A portion of the subsequent losses from appreciated assets (i.e., fair market value in excess of tax basis) and subsequent gains from depreciated assets (i.e., fair market value less than tax basis) realized by a shareholder may be deferred as a result of one method we may employ.

Capital gain upon sale of our assets. We may, from time to time, sell, dispose of or otherwise be treated as disposing of, certain of our assets. Such sale or disposition may result in taxable capital gain.

Shareholder's basis in Shares. Your adjusted basis in our Shares is relevant in determining the gain or loss on the sale or other disposition of our Shares and the tax consequences of a distribution from our Company. See "--Treatment of cash distributions to our shareholders from our Company." In addition, you are entitled to deduct on your income tax return, subject to the limitations discussed below, your distributive share of our net loss, if any, to the extent of your adjusted basis in your Shares.

Your initial basis in newly issued Shares will be the purchase price for the Shares, increased by your share of items of our income (including tax-exempt interest) and gain, and reduced, but not below zero, by (a) your share of items of Company loss and deduction (including any nondeductible expenses) and (b) any cash distributions you have received from our Company.

Treatment of cash distributions to our shareholders from our Company. Cash distributions made to our shareholders will generally be treated as a non-taxable return of capital and will not generally increase or decrease your share of taxable income or loss from our Company. A return of capital generally does not result in any recognition of gain or loss for federal income tax purposes but would reduce your adjusted basis in your Shares. Distributions of cash in excess of your adjusted basis in your common shares will result in the recognition of gain to the extent of such excess.

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


It is the position of the IRS that a partner has a single aggregate basis in all of the partner's partnership interests and that, to determine gain or loss upon a sale of a portion of such partnership interests, the portion of the partner's basis allocated to the interests being sold generally equals (i) the partner's share of partnership liabilities transferred in the sale plus (ii) the partner's aggregate tax basis (excluding basis attributable to partnership liabilities) multiplied by the ratio of the fair market value of the interests sold to the fair market value of all of the partner's partnership interests. This apportionment would require shareholders who purchased shares at more than one price to use an average price to compute gain or loss.

Limitations on deductibility of losses. In the event you are allocated losses, you generally will be entitled to deduct your distributive share of any losses of our Company to the extent of your tax basis of your common shares at the end of the year in which such losses occur. However, shareholders who are individuals, trusts, estates, personal service companies and certain closely held C corporations may be subject to additional limitations on deducting losses of our Company.

Limitation on the deductibility of interest expense. The Code disallows any deduction for interest paid by any taxpayer on indebtedness incurred or continued for the purpose of purchasing or carrying a tax-exempt obligation. A purpose to carry tax-exempt obligations will be inferred whenever a taxpayer owns tax-exempt obligations and has outstanding indebtedness which is neither directly connected with personal expenditures nor incurred in connection with the active conduct of a trade or business. The IRS may take the position that a shareholder's allocable portion of any interest paid by our Company on our borrowings, and any interest paid by a shareholder on indebtedness incurred to purchase our common shares, should be viewed in whole or in part as incurred to enable such shareholder to continue carrying such tax-exempt obligations and, therefore, that the deduction of any such interest by such shareholder should be disallowed in whole or in part.

In the absence of direct evidence linking debt with purchasing or carrying tax-exempt obligations (for example, the tax-exempt obligations secure the debt), there is an exception to the interest disallowance rule if the taxpayer holds only an insubstantial amount of tax-exempt obligations. This exception does not apply to banks, certain other financial institutions, or dealers in tax-exempt securities. However, to the extent that an investor's debt would be allocated to purchasing or carrying its Shares, such Shares should only be treated as tax-exempt obligations for purposes of the interest disallowance rule in the same proportion as the assets of our Company comprise tax-exempt obligations (based on their adjusted tax basis or perhaps capital account value). We will report to shareholders at the end of each year the average percentage of our assets (based on adjusted tax basis and capital account value) that were invested in obligations we believe were tax-exempt each year. It is uncertain whether an annual average or more frequent adjustments should be used.

Assuming interest on indebtedness is otherwise deductible, the deductibility of a non-corporate taxpayer's "investment interest" expense is further limited to the amount of such taxpayer's "net investment income."

Alternative minimum tax. Except for qualified Section 501(c)(3) bonds, or certain revenue bonds that are grandfathered, interest on the revenue bonds generally is an item of tax preference for purposes of the alternative minimum tax. To the extent interest on any of the revenue bonds we own is such an item of tax preference, a portion of the income allocable to a shareholder also will be a tax preference item. Substantially all of our annual interest income is expected to constitute a tax preference item. This preference item may be reduced, but not below zero, by interest expense and other expenses that could not be deducted for regular tax purposes because the expenses were related to tax-exempt income generated by such preference bonds. To the extent interest on any of the revenue bonds owned by our Company is not a tax preference item, any corporation subject to the alternative minimum tax must nevertheless take such tax-exempt interest into account in determining its adjusted current earnings for purposes of computing its alternative minimum tax liability.

Other federal income tax considerations. The Code contains certain provisions that could result in other tax consequences as a result of the ownership of revenue bonds by our Company or the inclusion in certain computations including, without limitation, those related to the corporate alternative minimum tax, of interest that is excluded from gross income.

Ownership of tax-exempt obligations by our Company may result in collateral tax consequences to certain taxpayers, including, without limitation, financial institutions, property and casualty insurance companies, certain foreign corporations doing business in the United States, certain S corporations with excess passive income, individual recipients of social security or railroad retirement benefits and individuals otherwise eligible for the earned income credit. Prospective purchasers of our common shares should consult their own tax advisors as to the applicability of any such collateral consequences.

Company expenses. We have incurred or will incur various expenses in connection with our ongoing administration and operation. Payment for services generally are deductible if the payments are ordinary and necessary expenses, are reasonable in amount and are for services performed during the taxable year in which paid or accrued. We anticipate that a substantial portion of our ordinary expenses will be allocable to tax-exempt interest income. The Code prohibits the deduction of any expense otherwise allowable under Code Section 212 which is allocable to tax-exempt interest income. We allocate our expenses in proportion to the amount of tax-exempt income and taxable income that we receive. Shareholders generally will not be permitted to deduct the portion of our expenses related to tax-exempt income in calculating their federal income tax liability. Borrowers pay certain fees they incur in connection with obtaining financing from us directly to Related Capital. We treat these fees as earned directly by Related Capital for services Related Capital renders to the borrowers. It is possible that the IRS could contend such fees should be treated as additional taxable income to us and additional expense. If such position were asserted and upheld, it would result in us recognizing additional taxable income, but all or a substantial portion of the additional expense would be disallowed. In addition, depending on the amount of such income relative to our other income, it could result in us being treated as a publicly traded partnership taxable as a corporation.

The IRS may not agree with our determinations as to the deductibility of fees and expenses and might require that certain expenses be capitalized and amortized or depreciate d over a period of years. If all or a portion of such deductions were to be disallowed, on the basis that some of the foregoing expenses are non-deductible syndication fees or otherwise, our taxable income would be increased or our losses would be reduced.

An individual shareholder's share of expenses of our Company (not including interest expenses) is a miscellaneous itemized deduction which is deductible only to the extent it, along with other miscellaneous itemized deductions, exceeds 2% of such individual shareholder's adjusted gross income and is not deductible for purposes of determining AMT.

Section 754 election. We have not elected under Section 754 of the Code to adjust the basis of partnership property on the transfer of Shares, by the difference between the transferee's basis for his Shares and the transferee's allocable share of the basis of all property of our Company, but may do so in the future. Any such election would not apply to the contribution of cash to our Company in exchange for our Shares.

Backup withholding. Distributions to shareholders whose common shares are held on their behalf by a "broker" may constitute "reportable payments" under the federal income tax rules regarding "backup withholding." Backup withholding, however, would apply only if the shareholder (i) failed to furnish its

Social Security number or other taxpayer identification number of the person subject to the backup withholding requirement (e.g., the "broker") or (ii) furnished an incorrect Social Security number or taxpayer identification number. If "backup withholding" were applicable to a shareholder, we would be required to withhold, at the applicable rate, with respect to each distribution to such shareholder and to pay such amount to the IRS on behalf of such shareholder.

Issuance of additional Shares. We may issue new Shares to additional investors to finance the acquisition of additional investments. On any issuance of additional Shares, we expect that we will adjust the capital accounts of the existing shareholders to reflect a revaluation of our property (based on their then fair market value, net of liabilities to which they are then subject).

Tax returns, audits, interest and penalties. We will supply Schedule K-1 to IRS Form 1065 to each shareholder of record as of the last day of each month during a taxable year after the end of each calendar year. We are not obligated to provide tax information to persons who are not shareholders of record.

Any shareholder who sells or transfers a common share will be required to notify us of such transaction in writing within 30 days of the transaction (or, if earlier, by January 25 of the calendar year after the year in which the transaction occurs). The notification is required to include (i) the names and addresses of the transferor and the transferee, (ii) the taxpayer identification number of the transferor and, if known, of the transferee and (iii) the date of the sale or exchange. A shareholder will not be required to notify our Company of a sale or exchange of a common share if an information return is required to be filed by a broker with respect to such sale or exchange. Any transferor who fails to notify our Company of a sale or exchange may be subject to a $50 penalty for each such failure. We will treat any transferor shareholder who provides all of the information requested of the transferor on the depositary receipt as having satisfied this notification requirement.

In addition, we must file a return notifying the IRS of any sale or exchange of a common share of which we have notice and report the name and address of the transferee and the transferor who were parties to such transaction, along with all other information required by applicable temporary and proposed treasury regulations, including the fair market value of the Selling Securityholders' allocable share of unrealized receivables (including depreciation recapture, if any). If we do not know the identity of the beneficial owner of the common share, the record holder of such common share may be treated as the transferor or transferee, as the case may be.

State, local and foreign income taxes. In addition to the federal income tax consequences described above, shareholders should consider potential state, local and foreign tax consequences of an investment in us and are urged to consult their individual tax advisors in this regard. The rules of some states, localities and foreign jurisdictions for computing and/or reporting taxable income may differ from the federal rules. Interest income that is tax-exempt for federal purposes is generally subject to state taxes, except in the state in which the property securing our investment and the bond issuer are located. All the bonds and interest income thereon may be subject to taxation by localities and foreign jurisdictions. An investment in our common shares could also require our shareholders to file tax returns in various jurisdictions, although we are not aware of any current filing obligations.

Under the tax laws of certain states, we may be subject to state income or franchise tax or other taxes applicable to our Company. Such taxes may decrease the amount of distributions available to our shareholders. Shareholders are advised to consult with their tax advisors concerning the tax treatment of our Company, and the effects under the tax laws of the states applicable to us and our shareholders.

The summary tax consequences set forth above is for general information only and does not address the circumstances of any particular shareholder. You should consult your own tax advisors as to the specific tax consequences of the purchase, ownership and disposition of our common shares including the application of state, local and foreign tax laws.


                                 Use of Proceeds

        We will not receive any proceeds from the sale of the common shares which may be sold pursuant to this prospectus for the accounts of the Selling Securityholders. All such proceeds, net of brokerage commissions, if any, will be received by the Selling Securityholders. See "Selling Securityholders" and "Plan of Distribution."


                             Selling Securityholders


        This prospectus covers offers and sales from time to time by the Selling Securityholders of up to 16,071,785 common shares which may be issued upon the exchange of 16,071,785 special common units of CCC. The following table sets forth, as of the date of this prospectus, the name of the Selling Securityholders, the number of common shares beneficially owned by the Selling Securityholders and the number and percentage of our common shares to be beneficially owned by the Selling Securityholders following the offering to which this prospectus relates. Since the Selling Securityholders may sell all, some or none of their shares that are to be offered by this prospectus, no estimate can be made of the aggregate number of common shares offered by this prospectus, or the aggregate number of common shares that will be owned by the Selling Securityholders upon completion of the offering to which this prospectus relates. The Selling Securityholders are affiliates of the Company pursuant to Rule 144 of the Securities Act.

        The common shares offered by this prospectus may be offered from time to time directly by the Selling Securityholders named below or by pledgees, donees, transferees or other successors in interest thereto, as discussed under the caption "Plan of Distributions," below.


-------------------------------------------------------------------------------------------------------
Name                             Common Shares        Common Shares     Common Shares     Percentage
                               Beneficially Owned        Offered         Beneficially      of Common
                                Before Offering                          Owned After     Shares to be
                                                                         Offering (1)     Owned After
                                                                                           Offering
-------------------------------------------------------------------------------------------------------
Related General II, L.P.(2)     10,195,085 (3)(4)       10,194,400         685(3)(4)            *
-------------------------------------------------------------------------------------------------------
SJB Associates, L.P. (5)         1,464,330 (6)          1,464,330             -                 *
-------------------------------------------------------------------------------------------------------
APH Associates, L.P.  (7)        1,464,330 (8)          1,464,330             -                 *
-------------------------------------------------------------------------------------------------------
Marc Associates, L.P. (9)        1,079,229 (10)         1,079,229             -                 *
-------------------------------------------------------------------------------------------------------
DLK Associates, L.P. (11)         659,528 (12)           659,528              -                 *
-------------------------------------------------------------------------------------------------------
J. Michael Fried(13)             1,062,544(14)           992,688            69,856              *
-------------------------------------------------------------------------------------------------------
Certain employees of the            257,780              217,280            40,500              *
Company
-------------------------------------------------------------------------------------------------------
*less than 1%


(1) The number of shares beneficially owned is determined under rules promulgated by the Commission and includes outstanding common shares or restricted common shares and options for common shares that have vested or will vest within 60 days.

(2) The Related Companies, L.P., or TRCLP, owns 100% of Related General II. Mr. Stephen M. Ross, the non-executive chairman of our board of trustees, owns 92% of TRCLP. The remaining 8% of TRCLP is owned by Jeff T. Blau, who is a Managing Trustee of our Company.

(3) Excludes 236,493 common shares owned directly by Mr. Ross, 1,000,000 options exercisable for common shares on a one-for-one basis and 21,157 shares owned by RelCap Holding Company, LLC ("RelCap"). Mr. Ross owns indirectly 65% of RelCap.

(4) Excludes 10,000 common shares owned directly by Mr. Blau.

(5) Stuart J. Boesky, the Chief Executive Officer and a Managing Trustee of our Company, owns 100% of SJB Associates, L.P.

(6) Excludes 57,647 common shares owned directly by Mr. Boesky, 1,739 options exercisable for common shares one a one-for-one basis and 21,157 shares owned by RelCap. Mr. Boesky owns indirectly 9.69% of RelCap.

(7) Alan P. Hirmes, the Chief Operating Officer and a Managing Trustee of our Company, owns 100% of APH Associates, Inc.

(8) Excludes 46,030 common shares owned directly by Mr. Hirmes and 21,157 shares owned by RelCap. Mr. Hirmes owns indirectly 9.69% of RelCap.

(9) Marc D. Schnitzer, the President and a Managing Trustee of our Company, owns 100% of Marc Associates, L.P.

(10) Excludes 20,855 common shares owned by Mr. Schnitzer, 1,739 options exercisable for common shares one a one-for-one basis and 21,157 common shares owned by RelCap. Mr. Schnitzer owns indirectly 9.69% of RelCap.

(11) Denise L. Kiley, the Chief Credit Officer and a Managing Trustee of our Company, owns 100% of DLK Associates, L.P.

(12) Excludes 23,091 common shares owned directly by Ms. Kiley and 21,157 common shares owned by RelCap. Ms. Kiley owns indirectly 5.93% of RelCap.

(13) J. Michael Fried is a former principal of Related Capital.

(14) Includes 50,092 common shares owned by the Fried Family Foundation, of which Mr. Fried is a director; 330,896 special common units exercisable for common shares held by the Fried Family 2001 Trust; and 661,792 special common units exercisable for common shares held directly by Mr. Fried.

                              PLAN OF DISTRIBUTION


This prospectus relates to the offer and sale from time to time by the persons listed under the "Selling Securityholders" section of this prospectus of up to 16,071,785 common shares which they may receive upon exchange of their special common units. As used in this section of the prospectus, the term "Selling Securityholders" includes the Selling Securityholders named in the table above and any of their donees, pledgees, transferees or other successors in interest who receive shares offered hereby from a Selling Securityholder as a gift, pledge, or other non-sale related transfer and who subsequently sell any of such shares after the date of this prospectus. We have registered the Selling Securityholders' common shares for resale to provide the Selling Securityholders with freely tradeable common shares. However, registration of the Selling Securityholders' common shares does not necessarily mean that the Selling Securityholders will offer or sell any of their shares. We will not receive any proceeds from the offering or sale of the Selling Securityholders' shares.

The Selling Securityholders may sell our common shares to which this prospectus relates from time to time on the American Stock Exchange, where our common shares are listed for trading, in other markets where our common shares may be traded, in negotiated transactions, through underwriters or dealers, directly to one or more purchasers, through agents or in a combination of such methods of sale. The Selling Securityholders may sell our common shares at prices which are current when the sales take place or at other prices to which they agree. All costs, expenses and fees in connection with the registration of the common shares offered hereby will be borne by us. Brokerage commissions and similar selling expenses, if any, attributable to the sale of common shares offered hereby will be borne by the Selling Securityholders.

The Selling Securityholders may effect such transactions by selling the common shares offered hereby directly to purchasers or through broker-dealers, which may act as agents or principals, or pursuant to a distribution by one or more underwriters on a firm commitment or best-efforts basis. The methods by which the common shares which are the subject of this prospectus may be sold include:
(a) a block trade in which the broker-dealer will attempt to sell shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker-dealer as principal and resale by the broker-dealer for its account; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (d) an exchange distribution in accordance with the rules of the American Stock Exchange; (e) privately negotiated transactions; and (f) underwritten transactions.

The Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with those transactions, broker-dealers and other financial institutions may engage in short sales of our common shares in the course of hedging the related positions they assume. The Selling Securityholders may also sell our common shares short and redeliver the common shares covered by this prospectus to close out the short positions. In addition, the Selling Securityholders may enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to the broker-dealers or other financial institutions of common shares offered by this prospectus, which shares the broker-dealers or other financial institutions may resell pursuant to this prospectus (as supplemented or amended to reflect the transaction).

Broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Securityholders and/or the purchasers of the common shares offered hereby for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders or from purchasers of the shares which are the subject of this prospectus for whom they may act as agents, and underwriters may sell the shares which are the subject of this prospectus to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.

We have agreed to indemnify the Selling Securityholders against certain liabilities, including liabilities arising under the Securities Act. The Selling Securityholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the common shares offered hereby against certain liabilities, including liabilities arising under the Securities Act.

We will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act upon being notified by a Selling Securityholder that any material arrangements have been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange or secondary distribution or a purchase by a broker-dealer.

In addition, upon receiving notice from a Selling Securityholder that a donee, pledgee or transferee or other successor in interest intends to sell more than 500 shares covered by this prospectus, we will file a supplement to this prospectus pursuant to Rule 424(b) under the Securities Act to identify the non-sale transferee who may sell the shares which are the subject of this prospectus.

The Selling Securityholders and any underwriters, dealers or agents participating in the distribution of the shares which are the subject of this prospectus may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of such shares by the Selling Securityholders and any commissions received by any such broker-dealers may be deemed to be underwriting commissions under the Securities Act.

The Selling Securityholders have not informed us as to their plans of distribution.


                                  LEGAL MATTERS


        Certain legal matters have been passed upon for us by Paul, Hastings, Janofsky & Walker LLP, New York, New York. The validity of the common shares have been passed upon for us by Richards, Layton and Finger, P.A., Wilmington, Delaware.


                                     EXPERTS


        The consolidated financial statements and the related financial statement of CharterMac (formerly known as Charter Municipal Mortgage Acceptance Company) incorporated in this prospectus by reference from our annual report on Form 10-K for the fiscal year ended December 31, 2002, and the combined financial statements of Related Capital Company and Affiliates incorporated in this prospectus by reference from our Definitive Proxy Statement on Schedule 14A for the fiscal year ended December 31, 2002 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the Securities and Exchange Commission ("SEC") a registration statement on Form S-3 under the Securities Act to register the shares offered by this prospectus. This prospectus is part of the registration statement. This prospectus does not contain all the information contained in the registration statement because we have omitted certain parts of the registration statement in accordance with the rules and regulations of the SEC. For further information, we refer you to the registration statement, which you may read and copy at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You may obtain copies at the prescribed rates from the Public Reference Section of the SEC at its principal office in Washington, D.C. You may call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding our Company. You may access the SEC's web site at http://www.sec.gov.

        We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended. As a result, we are required to file reports, proxy statements and other information with the SEC. These materials can be copied and inspected at the locations described above. Copies of these materials can be obtained from the Public Reference Section of the SEC at 450 Judiciary Plaza, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Our common shares are listed on the American Stock Exchange under the symbol "CHC."

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

        o Our Annual Report on Form 10-K for the fiscal year ended December 31, 2002, filed with the SEC on April 4, 2003 (SEC File No. 001-13237);

        o Our Quarterly Report on Form 10-Q for the period ended September 30, 2003, filed with the SEC on November 14, 2003 (SEC File No. 001-13237)

        o Our Quarterly Report on Form 10-Q for the period ended June 30, 2003, filed with the SEC on August 14, 2003 (SEC File No. 001-13237);

        o Our Quarterly Report on Form 10-Q for the period ended March 31, 2003, filed with the SEC on may 15, 2003 (SEC File No. 001-13237);

        o Our Definitive Proxy Statement dated September 5, 2003 on Schedule 14A prepared in connection with our Annual Meeting of Shareholders to be held on October 29, 2003 (SEC File No. 001-13237);

        o Our Definitive Additional Proxy Materials filed with the Commission on October 29, 2003 (SEC File No. 001-13237);

        o Our Definitive Additional Proxy Materials filed with the Commission on September 9, 2003 (SEC File No. 001-13237);

        o Our Current Report on Form 8-K filed with the Commission on December 1, 2003 (SEC File No. 001-13237);

        o Our Current Report on Form 8-K filed with the Commission on October 31, 2003 (SEC File No. 001-13237);

        o Our Current Report on Form 8-K filed with the Commission on September 8, 2003 (SEC File No. 001-13237);

        o Our Current Report on Form 8-K filed with the Commission on July 24, 2003 (SEC File No. 001-13237);

        o Our Current Report on Form 8-K filed with the Commission on June 30, 2003 (SEC File No. 001-13237);

        o Registration Statement on Form 10 and Form 10/A dated July 31, 1997 and filed on August 1, 1997; and as amended and filed on September 23, 1997 (SEC File No. 001-13237).

     You may request a copy of these filings (not including the exhibits to such documents unless the exhibits are specifically incorporated by reference in the information contained in this prospectus), at no cost, by writing or telephoning us at the following address:

                                   CharterMac
                               625 Madison Avenue
                            New York, New York 10022
                               Attn: Brenda Abuaf
              Telephone requests may be directed to (212) 317-5700.


     This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted.

     You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

     Statements contained in this prospectus as to the contents of any contract or document are not necessarily complete and in each instance reference is made to the copy of that contract or document filed as an exhibit to the registration statement or as an exhibit to another filing, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto.

                           16,071,785 COMMON SHARES OF

                                   CHARTERMAC


                                   PROSPECTUS


                                    [ ], 2004

                                    PART II.
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.       OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

               The estimated expenses in connection with the offering are as follows:

               Securities and Exchange Commission registration fee $ 2,800.65
               Accounting fees and expenses...............          23,500.00
               Legal fees and expenses....................          15,000.00
               Miscellaneous..............................           5,000.00
                                                        _____________________
               .........................................TOTAL      $46,300.65
                                                        =====================


ITEM 15        INDEMNIFICATION OF TRUSTEES AND OFFICERS.

               Section 3817(a) of the Delaware Code authorizes a business trust to indemnify and hold harmless any trustee, or beneficial owner or other person from and against any and all claims and demands whatsoever. Section 14.1 of the Registrant's Amended and Restated Trust Agreement provides for the indemnification of directors and officers. Article XII of the Registrant's By-laws also provides for indemnification of its officers.

               In addition to the above, our Company has purchased and maintains insurance on behalf of all of its trustees and executive officers against liability asserted against or incurred by them in their official capacities with our Company, whether or not our Company is required or has the power to indemnify them against the same liability.


ITEM 16.  EXHIBITS.


 Exhibit    Description
 -------    -----------
 No.
 ---

 3.1 Certificate of Amendment of the Restated Certificate of Trust of the Registrant, dated as of November 17, 2003*

 3.2 Second Amended and Restated Trust Agreement of the Registrant, dated as of November 17, 2003*

 3.3 Second Amended and Restated Bylaws of the Registrant, dated as of November 17, 2003*

 4.1        Specimen Share Certificate*

 5.1 Opinion of Richards, Layton & Finger, P.A. regarding the legality of the Common Shares being registered**

 23.1       Consent of Deloitte & Touche LLP**

 23.2       Consent of Richards, Layton & Finger, P.A. (included in Exhibit
            5.1)**

 24.1       Power of Attorney (included on signature page hereto)**

 99.1       Registration Rights Agreement, dated November 17, 2003*

* Previously filed with the Registrant's Form S-8, filed with the Commission on November 24, 2003.

**  Filed Herewith

Item 17.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of a prospectus pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

               Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referred to in Item 15 of this Registration Statement, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question as to whether such indemnification by it is against public policy as expressed in the act, and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, CharterMac certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York on this 13th day of January, 2004.


                                    CHARTERMAC
                                    A Delaware statutory trust (registrant)

                                    By:    Stuart J. Boesky
                                        ----------------------------------------
                                          Name:  Stuart J. Boesky
                                          Title: Chief Executive Officer


                                POWER OF ATTORNEY

        Each person whose signature appears below hereby constitutes and appoints Stuart J. Boesky and Alan P. Hirmes, and each or either of them, his true and lawful attorney-in-fact with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933) and to cause the same to be filed, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing whatsoever requisite or desirable to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all acts and things that said attorneys-in-fact and agents, or either of them, or their substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

            Signature                        Title                    Date

/s/ Stuart J. Boesky                Managing Trustee and        January 13, 2004
---------------------------         Chief Executive Officer
      Stuart J. Boesky


/s/ Stephen M. Ross                 Managing Trustee and        January 13, 2004
---------------------------         Chairman of the Board
      Stephen M. Ross


/s/ Marc D. Schnitzer              Managing Trustee and         January 13, 2004
---------------------------        President
      Marc D. Schnitzer


/s/ Alan P. Hirmes                 Managing Trustee and         January 13, 2004
---------------------------        Chief Operating Officer
      Alan P. Hirmes


/s/ Denise L. Kiley                Managing Trustee and         January 13, 2004
---------------------------        Chief Credit Officer
      Denise L. Kiley

/s/ Peter T. Allen                  Managing Trustee            January 13, 2004
---------------------------
    Peter T. Allen


/s/ Charles L. Edson                Managing Trustee            January 13, 2004
---------------------------
    Charles L. Edson


/s/   Arthur P. Fisch               Managing Trustee            January 13, 2004
---------------------------
      Arthur P. Fisch


/s/   Thomas W. White               Managing Trustee            January 13, 2004
---------------------------
      Thomas W. White


/s/   Jeff T. Blau                  Managing Trustee            January 13, 2004
---------------------------
      Jeff T. Blau


/s/  Robert A. Meister              Managing Trustee            January 13, 2004
---------------------------
     Robert A. Meister


/s/   Jerome Y. Halperin            Managing Trustee            January 13, 2004
---------------------------
      Jerome Y. Halperin


/s/   Janice Cook Roberts           Managing Trustee            January 13, 2004
---------------------------
      Janice Cook Roberts


/s/  Nathan Gantcher                Managing Trustee            January 13, 2004
---------------------------
     Nathan Gantcher

/s/   Robert L. Loverd              Managing Trustee            January 13, 2004
---------------------------
      Robert L. Loverd

                                  EXHIBIT INDEX


Exhibit No.                  Description
-----------                  -----------
 Exhibit    Description
 -------    -----------
 No.
 ---

 3.1 Certificate of Amendment of the Restated Certificate of Trust of the Registrant, dated as of November 17, 2003*

 3.2 Second Amended and Restated Trust Agreement of the Registrant, dated as of November 17, 2003*

 3.3 Second Amended and Restated Bylaws of the Registrant, dated as of November 17, 2003*

 4.1        Specimen Share Certificate*

 5.1 Opinion of Richards, Layton & Finger, P.A. regarding the legality of the Common Shares being registered**

 23.1       Consent of Deloitte & Touche LLP*

 23.2       Consent of Richards, Layton & Finger, P.A. (included in Exhibit
            5.1)**

 24.1       Power of Attorney (included on signature page hereto)*

 99.1       Registration Rights Agreement, dated November 17, 2003*

*   Previously Filed
**  Filed Herewith